UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Quality Systems, Inc.

(Name of Registrant as Specified In Its Charter)

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18111 Von Karman Avenue, Suite 600 Irvine, California 92612

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD SEPTEMBER 4, 2008

To the Shareholders of Quality Systems, Inc.:

          The annual meeting of shareholders of Quality Systems, Inc. will be held at the Center Club located at 650 Town Center Drive in Costa Mesa, California 92626 on September 4, 2008 at 2:00 p.m. Pacific Time, for the following purposes:

1.

to elect nine (9) persons to serve as directors of our company until the next annual meeting. The nominees for election to our Board of Directors are named in the attached proxy statement, which is a part of this Notice;

2.	to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009; and

3.	to transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

          All shareholders are cordially invited to attend the annual meeting in person. Only shareholders of record at the close of business on July 18, 2008, are entitled to notice of and to vote at the annual meeting and at any adjournments or postponements of the annual meeting.

          This year’s meeting will address issues that are of critical importance to our company’s future. YOUR vote is extremely important.

          The majority of our Board and our management believe that our company’s strong operational performance and governance record provide the right platform for shareholder value. Over the past five years, our company has generated consistently strong financial performance, driven by an acute focus on organic growth, expanded customer reach and the introduction of new products, while providing solid shareholder returns. Over the five years ended March 31, 2008:

•	our revenues grew by 163%, representing a compounded annual growth rate of 27.3%;

•	our net income increased by 285%, representing a compounded annual growth rate of 40.1%;

•	our earnings per share increased by 260%, representing a compounded annual growth rate of 37.7%; and

•	our stock price dramatically outperformed both the NASDAQ Composite Index and the NASDAQ Computer and Data Processing Index, while we returned $3.625 per share to investors in dividends.

          Over the year ended March 31, 2008, while many companies, including those in our industry, encountered performance problems, our revenues, net income and earnings per share grew by 19%, 21% and 19%, respectively, and we achieved a net profit margin of 21.4%, greater than most companies in our industry.

          In selecting the director nominees that we are proposing for election in this proxy statement, your Board has focused on selecting experienced, independent Board candidates who will work together constructively with a focus on operational excellence, financial strength and shareholder value. Our Board of Directors is pleased to nominate for election as directors the eight (8) persons named in Proposal No. 1 in the attached proxy statement and on the enclosed WHITE proxy card. We believe our director nominees have the integrity, knowledge, experience and commitment necessary to navigate our company through the complex and dynamic business environment in which we operate and to deliver value to our shareholders.

          Whether or not you plan to attend the annual meeting, please complete and sign the enclosed WHITE proxy card and return it in the enclosed addressed envelope. Your promptness in returning the WHITE proxy card will assist in the expeditious and orderly processing of the proxy and will assure that you are represented at the annual meeting. If you return your WHITE proxy card, you may nevertheless attend the annual meeting and vote your shares in person. Shareholders whose shares are held in the name of a broker or other nominee and who desire to vote in person at the meeting should bring with them a legal proxy.

          As you may be aware, one of our shareholders, Ahmed Hussein, has provided us notice that he intends to nominate his own slate of six (6) director nominees for election as directors at the annual meeting and to solicit proxies for use at the annual meeting to vote in favor of his own slate in opposition to our director nominees. We do not endorse the election of Mr. Hussein or any of his nominees as director. You may receive proxy solicitation materials from Mr. Hussein or other persons or entities affiliated with him, including an opposition proxy statement or proxy card. OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF OUR DIRECTOR NOMINEES ON THE ENCLOSED WHITE PROXY CARD AND URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY OR ON BEHALF OF MR. HUSSEIN/VOTE FOR ANY OF MR. HUSSEIN’S NOMINEES.

          Even if you have previously signed a proxy card sent to you by or on behalf of Mr. Hussein, you have the right to change your vote by completing, signing and returning the enclosed WHITE proxy card in the addressed envelope provided. Only the latest proxy you submit will be counted. We urge you to disregard any proxy card sent by or on behalf of Mr. Hussein or any person other than our company.

          Your vote is very important. If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York, 10016
Telephone: (212) 929-5500
or
Toll-Free (800) 322-2885
qualitysystems@mackenziepartners.com

By Order of the Board of Directors,

QUALITY SYSTEMS, INC.

/s/ Paul Holt Corporate Secretary

Irvine, California
, 2008

18111 Von Karman Avenue, Suite 600 Irvine, California 92612

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD SEPTEMBER 4, 2008

PROXY STATEMENT

SOLICITATION OF PROXIES

          The accompanying proxy is solicited by the Board of Directors (“Board”) of Quality Systems, Inc. for use at our annual meeting of shareholders to be held at the Center Club located at 650 Town Center Drive in Costa Mesa, California 92626, on September 4, 2008 at 2:00 p.m. Pacific Time, and at any and all adjournments and postponements thereof. All shares represented by each properly executed and unrevoked proxy received in advance of the annual meeting will be voted in the manner specified therein.

          Any shareholder has the power to revoke the shareholder’s proxy at any time before it is voted. The proxy may be revoked by delivering a written notice of revocation to our Secretary, by submitting prior to or at the annual meeting a later dated proxy executed by the person executing the prior proxy, or by attending the annual meeting and voting in person.

          Any shareholder who holds shares in street name and desires to vote in person at the annual meeting should inform the shareholder’s broker of that desire and request a legal proxy from the broker. The shareholder will need to bring the legal proxy to the annual meeting along with valid picture identification such as a driver’s license or passport, in addition to documentation indicating share ownership. If the shareholder does not receive the legal proxy in time, then the shareholder should bring to the annual meeting the shareholder’s most recent brokerage account statement showing that the shareholder owned Quality Systems, Inc. stock as of the record date. Upon submission of proper identification and ownership documentation, we should be able to verify ownership of common stock and admit the shareholder to the annual meeting; however, the shareholder will not be able to vote at the annual meeting without a legal proxy. Shareholders are advised that if they own shares in street name and request a legal proxy, any previously executed proxy will be revoked, and the shareholder’s vote will not be counted unless the shareholder appears at the annual meeting and votes in person.

          Under applicable regulations of the Securities and Exchange Commission (“SEC” or “Commission””), each of our directors and director nominees may be deemed to be a “participant” in this proxy solicitation. Please refer to Annex A, “Certain Information Regarding Participants in the Company’s Solicitation of Proxies,” for information about our directors and director nominees who may be deemed to be participants in this solicitation. Other than the persons described in Annex A, none of our employees will be employed to solicit shareholders. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

          This proxy statement, the accompanying WHITE proxy card and our 2008 annual report are being mailed to our shareholders on or about [          ], 2008. We will bear the cost of soliciting proxies pursuant to this proxy statement. Solicitations will be made by mail, and expenses will include reimbursement paid to brokerage firms and others for their expenses in forwarding solicitation material regarding the annual meeting to beneficial owners of our common stock. Further solicitation of proxies may be made by telephone or oral communications with some shareholders. We have engaged the firm of MacKenzie Partners, Inc. to assist in the solicitation of proxies. Under the term of its agreement, the services of MacKenzie Partners, Inc. include the distribution of materials to shareholders, providing information to shareholders (including direct contact with shareholders) from the materials prepared by us, analysis of beneficial ownership of our securities and providing such other advisory services as we may request from time to time. It is anticipated that MacKenzie Partners, Inc. will employ approximately [     ] persons to provide us with such services. We estimate that we will pay MacKenzie Partners, Inc. approximately $[          ] plus expenses for these services. Although no precise estimate can be made at the present time, we currently estimate that the total expenditures to be incurred by us relating to the proxy solicitation will be approximately $[          ].

OUTSTANDING SHARES AND VOTING RIGHTS

          Only holders of record of the [          ] shares of our common stock outstanding at the close of business on the record date, July 18, 2008, are entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof. A majority of the outstanding shares, represented in person or by proxy, will constitute a quorum for the transaction of business. All proxies delivered to us will be counted in determining the presence of a quorum, including those providing for abstention or withholding of authority and those delivered by brokers voting without beneficial owner instruction and exercising a non-vote on certain matters.

          Each shareholder will be entitled to one vote, in person or by proxy, for each share of common stock the shareholder of record held on the record date. If any shareholder gives notice at the annual meeting, prior to the voting, of an intention to cumulate the shareholder’s votes in the election of directors, then all shareholders entitled to vote at the annual meeting may cumulate their votes in the election of directors. Cumulative voting means that a shareholder has the right to give any one candidate whose name has been properly placed in nomination prior to the voting a number of votes equal to the number of directors to be elected multiplied by the number of shares the shareholder would otherwise be entitled to vote, or to distribute such votes on the same principle among as many properly nominated candidates (up to the number of persons to be elected) as the shareholder may wish. The proxy being solicited by our Board confers upon the proxy holders the authority to cumulate votes at the instruction and discretion of our Board or any committee thereof to which authority to provide instructions to the proxy holders has been delegated.

          Whether the election of directors is by plurality vote or cumulative voting, with respect to Proposal No. 1, the nine nominees for director who receive the highest number of affirmative votes will be elected, and abstentions and broker non-votes will have no effect on this proposal. If additional persons are properly nominated for election as directors, the proxy holders we appoint intend to vote all proxies received by them in accordance with the instructions set forth in the proxies and in the event of a contested election and/or one or more of our shareholders demand that cumulative voting apply to the election of directors, our Board has delegated authority to its Proxy Voting Committee to provide instruction to such proxy holders to vote the proxies solicited hereby in such manner as to provide for the election of the maximum number of our director nominees (for whom authority is not otherwise specifically withheld) including, but not limited to, the prioritization of such nominees to whom such votes may be allocated.

          Approval of Proposal No. 2, the ratification of the appointment of our independent registered public accounting firm, is not required. However, this proposal will be considered approved if the vote constitutes both: (i) the affirmative vote of a majority of common stock present in person or represented by proxy and voting on the proposal and (ii) the affirmative vote of a majority of the quorum as referenced above. For purposes of this proposal, abstentions and broker non-votes will not affect the outcome under clause (i), which recognizes only actual votes for or against the proposal. Abstentions and broker non-votes may affect the outcome under clause (ii) because abstentions and broker non-votes are counted for purposes of determining the quorum and have the effect of a vote against the proposal.

          Approval of Proposal No. 3, the shareholder proposal to amend the Bylaws (if it is properly introduced at the annual meeting), requires the affirmative vote of a majority of the outstanding shares of the Company entitled to vote as of the record date. Abstentions and broker non-votes have the effect of a vote against the proposal.

ELECTION OF DIRECTORS

(Proposal No. 1)

          Proposal No. 1 concerns the election of the following director nominees: Messrs. Bristol, Cline, Kaplan, Love, Pflueger, Plochocki, Razin and Smith. Directors are elected at each annual meeting of shareholders and hold office until the next annual meeting or until their respective successors are duly elected and qualified.

          Certain information with respect to the eight nominees who will be presented at the annual meeting by our Board for election as directors is set forth below. Although we anticipate that each nominee will be available to serve as a director, if any nominee becomes unavailable to serve, the proxies will be voted for another person as may be or has been designated by our Board.

          Unless the authority to vote for directors has been withheld in the enclosed proxy, the persons named in the proxy as proxy holders intend to vote at the annual meeting “For” the election of the nominees presented below. However, discretionary authority to cumulate votes represented by proxies and to cast such votes for the nominees named below is solicited by our Board because, if there is a contested election and/or one or more of our shareholders demands that cumulative voting apply to the election of the directors, our Board has delegated authority to its Proxy Voting Committee to provide instruction to such proxy holders to vote the proxies solicited hereby in such manner as to provide for the election of the maximum number of our director nominees (for whom authority is not otherwise specifically withheld) including, but not limited to, the prioritization of such nominees to whom such votes may be allocated.

          In the election of directors, assuming a quorum is present, the nine nominees receiving the highest number of votes cast at the meeting will be elected directors. Proxies specifying “Withhold Authority” will be counted for purposes of determining whether a quorum is present, as will proxies delivered by brokers voting without beneficial owner instruction and exercising a non-vote on certain matters.

          Based on definitions of independence established by The Nasdaq Stock Market, Inc. (“Nasdaq”) as well as under guidelines established in our Bylaws and the determination of our Board of Directors, Messrs. Bristol, Kaplan, Love, Pflueger, Plochocki, Razin and Smith are independent directors. Mr. Cline, a member of our management team, is a non-independent director.

          The Nasdaq independence definition includes a series of objective tests, such as that the director is not and has not been for the past three years an employee of ours and has not engaged in various types of business dealings with us. In addition, as further required by Nasdaq rules, our Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and management with regard to each director’s business and personal activities as they may relate to us and our management. The independent members of our Board meet periodically in executive session without management. These meetings have occurred regularly and are expected to occur at least twice per year in the future.

          On June 23, 2008, the majority of the Board of Directors voted not to renominate Messrs. Ahmed Hussein, Ibrahim Fawzy and Edwin Hoffman, each a current member of the Board. The Board concluded that the presence of Mr. Hussein and his nominees has been disruptive and counterproductive to the Board’s central purpose —to manage QSI for the benefit of our shareholders as a whole. The Board also determined to nominate three new independent candidates—Messrs. Kaplan, Bristol and Smith—to ensure an appropriate number of independent directors and to add to the depth of experience represented by the current independent directors. On June 27, 2008, the Board elected Mr. Kaplan to fill the Board vacancy that would be created by Mr. Silverman’s departure from the Board effective June 30, 2008

          Background

          The Company’s articles of incorporation provide for cumulative voting. As a result Mr. Hussein, as a substantial shareholder of the Company, has the power to cumulate his votes and ensure himself a certain degree of representation on the Board even if a majority of the Board and a majority of the shareholders are in opposition. Mr. Hussein has been a director of the Company since 1999.

          Prior Attempt to Run Competing Slate: 2004 Annual Meeting

          At the 2004 Annual Meeting, Mr. Hussein appeared in person with two director candidates that had not been nominated by our Board and for whom the Company had not received notice of candidacy pursuant to the terms of the Company’s Bylaws. Mr. Hussein then attempted to nominate these individuals at the meeting and to cast votes for them in violation of the Company’s Bylaws. The inspector of election at the meeting disqualified his attempt to vote for the two candidates and neither candidate was elected to the Board.

          Prior Proxy Contest: 2005 Annual Meeting

          In connection with the 2005 Annual Meeting Mr. Hussein announced his intention to nominate three candidates out of a total of eight Board positions, and he actively solicited proxies in support of this slate and in opposition to the slate nominated by the Board. At the 2005 Annual Meeting only two of his candidates were elected based upon the determination of the independent inspector of elections for the meeting. Mr. Hussein challenged the findings of the independent inspector of elections concerning the outcome of the vote. The independent inspector rejected his challenge. Mr. Hussein subsequently sued the Company challenging the election result. In March 2006 the Superior Court of the State of California in Orange County rejected this challenge and upheld the original result. Mr. Hussein then filed a notice of appeal of this judgment.

          Settlement Agreement

          In anticipation of the 2006 Annual Meeting the Board concluded that it would be in the shareholders’interests to attempt to reach a compromise with Mr. Hussein in order to avoid the expense and distraction of continued litigation and repeated proxy contests. The parties entered into a Settlement Agreement on August 8, 2006 under which Mr. Hussein agreed to terminate his appeal and promised, among other things, to refrain from soliciting proxies, forming a “group” with other shareholders or taking certain other actions with respect to the Company for two years (through the 2007 Annual Meeting). Mr. Hussein also acknowledged the Board’s determination that Mr. Razin is independent and agreed not to assert or suggest otherwise. The Company for its part agreed to nominate Mr. Hussein and his two additional nominees, Messrs. Fawzy and Hoffman, and agreed to his representation on key committees. This agreement expired following the 2007 Annual Meeting.

          In entering into the Settlement Agreement, the Board hoped that the parties could work together in a more collegial manner to focus on continued growth and shareholder value. Unfortunately, since entering into the Settlement Agreement, Mr. Hussein’s behavior has been disruptive and inconsistent with the Board’s need for strategic focus and sound corporate governance.

          Hussein’s Actions as a Board Member

          Since entering into the Settlement Agreement, Mr. Hussein has taken numerous actions that are contrary to the terms of the Settlement Agreement, and has repeatedly acted in a disruptive and unproductive manner at

Board and committee meetings, including by boycotting Board and committee meetings.  Mr. Hussein’s nominees, Messrs. Fawzy and Hoffman, joined boycotts or participated in deadlocked votes with Mr. Hussein and, in practice, the three directors formed a voting block which routinely impeded the Board’s ability to take action. Since January 1, 2007, Mr. Hussein and/or his nominees have boycotted or otherwise failed to participate in at least two Board meetings and three committee meetings, and on at least five occasions, resolutions before committees on which Hussein’s representatives are represented resulted in deadlocked votes. Mr. Hussein has also violated Company policy with respect to confidential Company information that he obtained in the course of his Board service. The result, in the opinion of the majority of the Board, has been a significant distraction that has impaired the ability of the Board as a whole to focus its energies on the business of the Company and the interests of the shareholders.

          Recently, on May 28, 2008, Mr. Hussein filed a Schedule 13D with the SEC in which he made numerous allegations with which we disagree and believe are false. For example, Mr. Hussein repeatedly claims that the Board Chairman “controls” the independent directors. Our independent Board members vehemently reject the notion that their Board decisions are dictated by the Chairman; the decisions of the independent Board members reflect the exercise of good faith business judgment following their review, analysis and discussion of the issues and relevant factors that are brought to bear on each such issue. Mr. Hussein claims that he is not given adequate time to speak at Board meetings. The majority of the Board is of the view that a disproportionate amount of meeting time has been devoted to allowing Mr. Hussein to air his grievances. All of our Board members other than Mr. Hussein and his two nominees under the terms of the Settlement Agreement (Messrs. Fawzy and Hoffman) believe that Board actions referenced and criticized by Mr. Hussein were duly considered and voted upon in accordance with our Board’s business judgment, our Bylaws and applicable law.

          Our Board’s Response.

          In light of his May 28 Schedule 13D filing and Mr. Hussein’s consistently disruptive and threatening behavior, on May 29, 2008, our Board reviewed and renewed the powers of its Special Committee, which had originally been formed prior to the 2005 Annual Meeting in response to the adverse position that Mr. Hussein had taken with respect to the majority of the Board. Among other things, the Special Committee has been delegated all powers of our Board in connection with the solicitation and voting of proxies at the annual meeting. The Special Committee consists of Messrs. Pflueger, Love, and Razin. On May 29, 2008, our Board also established a Proxy Voting Committee, which has been delegated to provide instruction to its proxy holders to vote the proxies solicited hereby in such manner as to provide for the election of the maximum number of our director nominees (for whom authority is not otherwise specifically withheld) including, but not limited to, the prioritization of such nominees to whom such votes may be allocated. The Proxy Voting Committee consists of Messrs. Pflueger, Plochocki and Razin.

          On June 23, 2008, the majority of the Board of Directors voted not to renominate Messrs. Hussein, Fawzy and Hoffman. Our Board has approved the nomination of eight directors, including three new experienced, independent candidates. In proposing these eight nominees, the Board recognizes that because Mr. Hussein currently holds approximately 17% of our common stock and has announced his intent to invoke cumulative voting, Mr. Hussein will likely be able to secure one or more seats on our Board. Nevertheless, in conducting its review and analysis, taking into account his counterproductive behavior and actions as a member of the Board, the majority of the Board felt that it could not reasonably support Mr. Hussein’s renomination. Furthermore, the Board believes that the Board actions of Messrs. Fawzy and Hoffman have been so closely aligned with Mr. Hussein that there is no meaningful or practical distinction between them, and therefore the Board also determined not to support Mr. Fawzy and Mr. Hoffman’s continuation on our Board. Your Board recommends a vote FOR each of the directors named in this proxy statement and listed on the WHITE proxy card.

          Hussein’s Recent SEC Filings.

          On July 1, 2008, Messrs. Hussein, Fawzy and Hoffman and three other individuals filed a Schedule 14A proposing themselves as an alternative slate of six directors (the “Hussein Nominees”). Also on July 1, 2008, Mr. Hussein filed a Schedule 13D with the SEC stating that he intends to cumulate his votes at the annual meeting. Our Board recommends a vote AGAINST the Hussein Nominees.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
EACH OF THE DIRECTOR NOMINEES NAMED BELOW:

          Patrick B. Cline, age 47, is a director and is President of our NextGen Healthcare Information Systems Division. He served as our interim Chief Executive Officer for the April to July 2000 period. Mr. Cline was a co-founder of Clinitec; a company we acquired in 1996, and has served as its President from its inception in January 1994. Prior to co-founding Clinitec, Mr. Cline served from July 1987 to January 1994 as Vice President of Sales and Marketing with Script Systems, a subsidiary of InfoMed, a healthcare information systems company. From January 1994 to May 1994, after the founding of Clinitec, Mr. Cline continued to serve, on a part-time basis, as Script Systems’Vice President of Sales and Marketing. Mr. Cline has held senior positions in the healthcare information systems industry since 1981. Mr. Cline has been a director of our company since 2005.

          George Bristol, age 59, is a director nominee. Mr. Bristol is a Managing Director — Corporate Finance of Crowell Weedon & Co. Prior to joining Crowell Weedon & Co. in August 2006, he was a member and Chief Financial Officer of Vantis Capital Management, LLC, a registered investment advisor which managed the Vantis hedge funds totaling over $1.4 billion from November 2002. Prior to Vantis, he was an investment banker with several firms including Paine Webber, Prudential Securities and Dean Witter. He is a graduate of the University of Michigan and Harvard Business School.

          Philip N. Kaplan, age 41, was elected as a director on June 30, 2008. Mr. Kaplan is Chief Executive Officer of Deer Valley Ventures, LLC, a managed hosting and virtualization technology company. From February 2007 to June 2008, Mr. Kaplan served as Chief Strategy Officer of Internap Network Services Corporation (NASDAQ: INAP), which acquired VitalStream Holdings, Inc (NASDAQ: VSTH) in February 2007. Mr. Kaplan co-founded VitalStream in 2000 and served as its initial Chief Operating Officer until 2004 and as a member of its Board of Directors until its acquisition by Internap. In 2004, he was named President of VitalStream and held that position until the February 2007 acquisition. Previously, Mr. Kaplan co-founded AnaServe, Inc. in 1995, an early e-commerce web hosting company, which was acquired by Concentric Network Corp. in 1998. Mr. Kaplan attended the University of California, Davis from which he received a Bachelor of Arts in Economics, with a minor in Russian language.

          Vincent J. Love, age 67, is a director and is the managing partner of Kramer, Love & Cutler, LLP, a financial consulting group. He was employed by the accounting firm Ernst & Young from 1967 to 1994, and served as a partner of that firm from 1979 to 1994. He is a member of Counsel, the governing body, of the American Institute of Certified Public Accountants and an honorary member of the Executive Committee of the American Arbitration Association. He is on the Editorial Board of the CPA Journal where he often authors book reviews and articles and is a frequent lecturer on accounting, auditing, ethics and corporate governance issues at accounting and legal conferences. He has appeared as a guest on television and radio programs to discuss regulation of the accounting profession and issues related to financial reporting, the Sarbanes-Oxley Act and corporate governance, including appearances on the NewsHour with Jim Lehrer and programs broadcast on BBC, CNBC, Bloomberg TV and CBS MarketWatch (webcast). He achieved the rank of Captain in the U.S. Army, has a B.B.A. from the City College of New York, and is a New York, Ohio, and Connecticut certified public accountant. Mr. Love has been a director of our company since 2004.

          Russell Pflueger, age 44, is a director and is the Founder, Chairman and Chief Executive Officer of Quiescence Medical, Inc., a medical device development company. During 2001 and 2002, he founded and served as Chairman and Chief Executive Officer of Pain Concepts, Inc, a medical device company. He holds a chemical engineering degree from Texas A&M University and an MBA from the University of California at Irvine. Mr. Pflueger has been a director of our company since 2006.

          Steven T. Plochocki, age 56, is a director and is presently a private healthcare investor. From February 2007 to May 2008 he served as Chairman and Chief Executive Officer of Omniflight Helicopter, Inc., a Dallas-based air medical services company. He previously served as Chief Executive Officer and Director of Trinity Hospice, a national hospice provider from October 2004 through October 2006. Prior to joining Trinity Hospice, he was Chief Executive Officer of InSight, a national provider of diagnostic imaging services from November 1999 to August 2004. He was Chief Executive Officer of Centratex Support Services, Inc., a support services company for the healthcare industry and had previously held other senior level positions with healthcare industry firms. He holds B.A. in Journalism and Public Relations from Wayne State University and a Master’s degree in Business Management from Central Michigan University. Mr. Plochocki has been a director of our company since 2004.

          Sheldon Razin, age 70, is a director. He is the founder of our company and has served as our Chairman of the Board since our inception in 1974. He served as our Chief Executive Officer from 1974 until April 2000. Since its inception until April 2000, he also served as our President, except for the period from August 1990 to August 1991. Additionally, Mr. Razin served as Treasurer from our inception until October 1982. Prior to founding our company, he held various technical and managerial positions with Rockwell International Corporation and was a founder of our predecessor, Quality Systems, a sole proprietorship engaged in the development of software for commercial and space applications and in management consulting work. Mr. Razin holds a B.S. degree in Mathematics from the Massachusetts Institute of Technology.

          Robert L. Smith, age 57, is a director nominee. Mr. Smith retired from New York Life Insurance Company in October 2007. During the five years prior to his retirement Mr. Smith served as the Senior Vice President and member of the Executive Management Committee of New York Life Insurance Company. He has also served on the board of directors of NYL Korea and NYL International. In addition, since November 2007, he has served as a Senior Advisor to Aquiline, a private equity firm investing in insurance and financial services.

NON-DIRECTOR EXECUTIVE OFFICERS

          Louis E. Silverman, age 49, joined our company as President and Chief Executive Officer in July 2000. Mr. Silverman also served as a director of our company from May 25, 2005 to June 29, 2008. Mr. Silverman was previously Chief Operations Officer of CorVel Corp., a publicly traded national managed care services and technology firm with headquarters in Irvine, California. Mr. Silverman holds a Master of Business Administration degree from Harvard Graduate School of Business Administration and a Bachelor of Arts degree from Amherst College. Mr. Silverman provided his notice of resignation from all positions with our Company on June 18, 2008, to be effective August 16, 2008. Mr. Silverman’s Board service terminated on June 30, 2008.

          Donn E. Neufeld, age 51, was appointed Senior Vice President and General Manager, QSI Division, on April 29, 2008. Mr. Neufeld has served as our Vice President Software and Operations since January 1996. He served as our Vice President of Operations from June 1986 until January 1996. From April 1981 until June 1986, Mr. Neufeld held the position of Manager of Customer Support. He joined our company in 1980.

          Paul A. Holt, age 42, was appointed Chief Financial Officer in November 2000. Mr. Holt served as our Controller from January 2000 to May 2000 and was appointed interim Chief Financial Officer in May 2000. Prior to joining us, Mr. Holt was the Controller of Sierra Alloys Co., Inc., a titanium metal manufacturing company from August 1999 to December 1999. From May 1997 to July 1999, he was Controller of Refrigeration Supplies Distributor, a wholesale distributor and manufacturer of refrigeration supplies and heating controls. From March 1995 to April 1997 he was Assistant Controller of Refrigeration Supplies Distributor. Mr. Holt is a Certified Public Accountant and holds an M.B.A. from the University of Southern California and a B.A. in Economics from the University of California, Irvine.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          Except as otherwise indicated in the related footnotes, the following table sets forth information with respect to the beneficial ownership of our common stock as of the record date, July 18, 2008, by:

•	each person known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our directors and director nominees;

•	each of the “named executive officers” named in the “Summary Compensation Table for Fiscal Year Ended March 31, 2008” contained in this proxy statement; and

•	all of our directors, director nominees and executive officers as a group.

          Beneficial ownership is determined in accordance with the rules of the Commission and includes voting or investment power with respect to the securities. To our knowledge, unless indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as indicated in the footnotes to the table below, shares of common stock underlying options, if any, that currently are exercisable or are scheduled to become exercisable for shares of common stock within 60 days after the date of the table are deemed to be outstanding in calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group. Percentage of beneficial ownership is based on 27,765,027 shares of common stock outstanding as of July 11, 2008.

          Unless otherwise indicated, the address of each of the beneficial owners named in the table is c/o Quality Systems, Inc., 18111 Von Karman Avenue, Suite 600, Irvine, California 92612. Messrs. Razin, Cline, Kaplan, Love, Plochocki and Pflueger are current directors of our company and are director nominees. Messrs. Bristol and Smith are not currently directors but are director nominees. Messrs. Hussein, Hoffman and Fawzy are current directors but, for reasons described below under the discussion of Proposal No. 1, Election of Directors, were not renominated for election as directors. Messrs. Cline, Silverman, Neufeld and Holt are executive officers of our company.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Common Stock Beneficially Owned

Sheldon Razin	5,179,380	(1)	18.6%
Ahmed Hussein	4,654,100	(2)	16.7%
Patrick B. Cline	164,250	(3)	*
Louis E. Silverman	82,400	(4)	*
Edwin Hoffman	2,500	(5)	*
Vincent J. Love	46,500	(6)	*
Steven T. Plochocki	46,500	(7)	*
Ibrahim Fawzy	26,500	(8)	*
Donn Neufeld	29,150	(9)	*
Paul A. Holt	29,275	(10)	*
Russell Pflueger	2,500	(11)	*
Philip N. Kaplan	—		*
George Bristol	—		*
Robert L. Smith	—		*
Columbia Wanger Asset Management	2,601,000	(12)	9.4%
FMR LLC	1,890,501	(13)	6.8%
All directors, director nominees and executive officers as a group (14 persons)	10,263,055	(14)	36.5%

*	Represents less than 1.0%.

(1)	Includes 46,500 shares underlying options.

(2)	Includes 46,500 shares underlying options.

(3)	Includes 112,750 shares underlying options.

(4)	Includes 5,500 shares underlying options.

(5)	Includes 2,500 shares underlying options.

(6)	Includes 36,500 shares underlying options and 10,000 shares owned by Mr. Love’s wife.

(7)	Includes 46,500 shares underlying options.

(8)	Includes 26,500 shares underlying options.

(9)	Includes 3,400 shares underlying options.

(10)	Includes 23,275 shares underlying options.

(11)	Includes 2,500 shares underlying options.

(12)

Power to vote or dispose of the shares beneficially owned by Columbia Wanger Asset Management LP. The address for Columbia Wanger Asset Management LP is 227 West Monroe Street, Suite 3000, Chicago, IL 60606. Number of shares of common stock beneficially owned is based upon Form 13G/A filed on May 9, 2008.

(13)

Power to vote or dispose of the shares beneficially owned by FMR LLC is held by Edward C. Johnson as Chairman of FMR LLC. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. Number of shares of common stock beneficially owned is based upon Form 13G/A filed on February 14, 2008.

(14)	Includes 352,425 shares underlying options.

EQUITY COMPENSATION PLAN INFORMATION

          The following table sets forth information about our common stock that may be issued upon the exercise of options under all of our equity compensation plans as of March 31, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation (excluding securities reflected in column (a) (c)

Equity compensation plan approved by security holders	1,303,734	(1)	$22.81	1,175,000	(2)

Equity compensation plans not approved by security holders	—		—	—

Total	1,303,734	(1)	$22.81	1,175,000	(2)

(1)	Represents shares of common stock underlying options outstanding under our 1998 Plan and our 2005 Plan.

         (2)     Represents shares of common stock available for issuance under options or awards that may be issued under our 2005 Plan. The material features of these plans are described in Note 10 to our consolidated financial statements for the years ended March 31, 2008, 2007, and 2006.

EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

          Compensation Philosophy, Objectives and Components

          This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and narrative that follow.

          Our Compensation Committee has responsibility for establishing our compensation philosophy and making recommendations to our Board consistent with that philosophy. Our Compensation Committee seeks to ensure that the total compensation paid to our “named executive officers” (as defined above our “Summary Compensation Table for Fiscal Year Ended March 31, 2008”) is fair, reasonable and competitive.

          Our Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by our company, and which aligns executives’ interests with those of our shareholders and customers by rewarding performance above established goals, with the ultimate objective of improving shareholder value and customer satisfaction. Our Compensation Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key executive positions and that compensation provided to key executive employees remains competitive relative to the compensation paid to similarly situated executives. To that end, our Compensation Committee believes that the executive compensation packages for our named executive officers should include both cash and equity-based compensation that reward performance as measured against established goals.

          Our Compensation Committee reviews and makes recommendations to our Board for approval regarding annual base salaries; incentive bonuses, including specific goals and amounts; equity compensation; employment agreements, severance arrangements, and change-in-control agreements/provisions; and any other benefits or compensation for our named executive officers. For the purpose of approving the compensation of our named executive officers, the independent members of our Board meet in executive session to consider and act upon the recommendations of the Compensation Committee. Also to the extent there is a deadlock in our Compensation Committee, an Independent Directors Compensation Committee is constituted to act upon such recommendations.

          Our Compensation Committee annually assesses the performance of each of the named executive officers, though these assessments are not part of a formal review process, and to date have not been shared with the named executive officers.

          Our Compensation Committee has, from time to time, engaged independent compensation consultants to advise it on matters of Board, executive, and equity compensation. Compensation consultants were most recently utilized in 2005. Our Compensation Committee also consults publicly available compensation data from time to time as part of its Board, executive and equity compensation decisions.

          Key components of our compensation program for fiscal year 2008 were base salary and cash and equity incentive programs. Our Compensation Committee views the various components of compensation as related but distinct. A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. Our Compensation Committee determines the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

     Base Salary

          We provide named executive officers with base salaries to compensate them for services rendered during the fiscal year. Base salaries for named executive officers are determined based on positions and responsibilities using available market data and considering individual performance, company performance, future contribution potential, peer compensation levels and internal equity issues. The weight given to each of these factors can vary from individual to individual. Base salaries are intended to be set at levels that, in combination with other compensation vehicles, offer the potential to attract, retain, and motivate qualified individuals. Base salaries are targeted to be moderate yet competitive.

          Salary levels are typically considered annually as part of our Compensation Committee’s performance review process. Based on the above principles, on May 31, 2007, our Compensation Committee recommended that our Board set base salaries for our named executive officers as follows:

•	Mr. Silverman — $440,000 (increased from $400,000), effective November 1, 2007;

•	Mr. Holt — $250,000 (increased from $230,000), effective July 23,2007;

•	Mr. Cline — $495,000 (increased from $450,000), effective November 1, 2007; and

•	Mr. Flynn — $250,000 (increased from $230,000), effective November 1, 2007.

     Cash and Equity Incentive Programs

          Fiscal Year 2008 Incentive Program Terms

          On May 31, 2007, our Compensation Committee recommended that our Board establish cash and equity incentive bonus programs for fiscal year 2008. Bonus criteria for our named executive officers were set as follows:

•

Mr. Silverman was eligible for cash compensation up to $475,000 based on meeting certain target increases in earnings per share (“EPS”) performance and revenue growth during the fiscal year as well as meeting certain operational requirements established by our Board of Directors. Of the total $475,000 potential cash compensation, 40% was allocated to the EPS performance criteria, 40% was allocated to the revenue growth criteria and the remaining 20% was discretionary and was allocated in part to the operational requirements criteria;

•	Mr. Holt was eligible for cash compensation of up to $80,000 based upon the achievement of certain qualitative goals as approved by the Compensation Committee and our Board of Directors;

•

Mr. Cline was eligible for cash compensation of up to $550,000 based on meeting certain target increases in EPS performance and revenue growth during the fiscal year as well as meeting certain operational requirements established by our Board of Directors. Of the total $550,000 potential cash compensation, 40% was allocated to the EPS performance criteria, 40% was allocated to the revenue growth criteria and the remaining 20% was discretionary and was allocated in part to the operational requirements; and

•

Mr. Gregory Flynn, former Executive Vice President and General Manager, QSI Division, was eligible for cash compensation of up to $80,000 based upon the achievement of certain qualitative and quantitative goals related to both QSI Division performance and other corporate objectives as approved by the Compensation Committee and our Board of Directors. Of the total $80,000 potential cash compensation, payment of up to $50,000 was based on achievement of quantitative goals, and payment of the remaining amount (up to the $80,000 total) was discretionary based on achievement of qualitative goals. Mr. Flynn passed away on September 26, 2007.

•

Mr. Neufeld was appointed the Senior Vice President and General Manager of the QSI Division on April 29, 2008, assuming the duties of Mr. Gregory Flynn, and did not participate in the cash and equity incentive program during fiscal year 2008.

               For fiscal year 2008, with respect to the amount of the cash bonus payable to Messrs. Silverman and Cline attributable to revenue growth, targets for revenue growth of 28%, 32%, 36% and 40% corresponded to 20%, 40%, 70% and 100%, respectively, of such award. With respect to the amount of the cash bonus payable to Messrs. Silverman and Cline attributable to EPS growth, targets for EPS growth of 35%, 40%, 45% and 50% corresponded to 20%, 40%, 70% and 100%, respectively, of such award. None of the foregoing targets were achieved.

          On May 31, 2007, our Compensation Committee and Board also approved an equity incentive program for fiscal year 2008, covering employees in our operating divisions as well as our corporate staff as groups and each of our named executive officers. The same quantitative revenue and EPS criteria referenced above were adopted to determine eligibility for option grants under the incentive program, with 50% of the available equity incentive tied to performance against Board-established EPS criteria and 50% of the available equity incentive tied to performance against Board-established revenue criteria. None of the EPS or revenue criteria were met and no cash or equity payments were made under the program.

          Under the equity incentive plan for fiscal year 2008, our named executive officers became eligible to receive an aggregate of up to 160,000 options (unchanged from the prior year in aggregate and individual amounts) to purchase our common stock based on meeting certain target increases in EPS and/or revenue during fiscal year 2008 as follows:

•	Mr. Silverman — up to 40,000 options;

•	Mr. Holt — up to 10,000 options;

•	Mr. Cline — up to 100,000 options; and

•	Mr. Flynn — up to 10,000 options.

          The options were to be issued pursuant to standard stock option agreements under one of our shareholder-approved option plans and would have an exercise price equal to the closing sale price of our shares on the Nasdaq Global Select Market as of the date of grant, a term of five years, and vest in four equal annual installments commencing one year following grant date.

          Fiscal Year 2008 Incentive Program Payouts

          On May 29, 2008, our Compensation Committee and the independent members of our Board of Directors authorized the issuance of the following awards under the cash and equity compensation components of our incentive compensation programs for fiscal year 2008:

•	Mr. Silverman received no cash and no options;

•	Mr. Holt received cash totaling $80,000 and no options.

•	Mr. Cline received cash totaling $110,000 attributable to the discretionary component and no options.

•	Mr. Flynn passed away on September 26, 2007.

          The above cash payments were made following the filing of our Form 10-K for the fiscal year ended March 31, 2008:

          Fiscal Year 2009 Incentive Program Terms

          On June 23, 2008, our Special Compensation Committee and an executive session of our Board, each comprised of all of our independent directors, approved a compensation program for our named executive officers for the fiscal year ending March 31, 2009. Typically, our Compensation Committee approves of the compensation program and recommends its adoption to our Board sitting in an executive session of solely independent directors. This year, at its meeting held on June 16, 2008, our Compensation Committee deadlocked concerning the establishment of a proposed 2009 compensation program and was unable to report out to our Board a compensation plan for the 2009 fiscal year. A proposal supported by two of the four members of the Compensation Committee (and opposed by the other two members) was distributed to our Board including our independent directors serving as our Special Compensation Committee as a result of the deadlock. Following approval by the Special Compensation Committee on June 23, 2008, the matter of the proposed 2009 compensation program was then reviewed, discussed and approved by the independent directors of our Board at the Board meeting on June 23, 2008. The compensation program includes base salaries and both cash and equity incentive compensation components. Additionally, an equity incentive compensation plan was adopted for key personnel other than our named executive officers. Our Compensation Committee has structured the EPS performance criteria and revenue growth criteria to require the named executive officers to exert increasingly greater efforts in order to earn increasingly higher potential cash and equity incentive compensation. Under the 2008 plan, none of the targets were ultimately achieved and no objective bonus amounts or cash or options were earned. The objective portion of the 2009 plan (applicable to Messrs. Silverman and Cline) is similar in structure to the 2008 plan (with some exceptions as to the revenue and EPS target amounts and amounts of cash bonus and options earned upon achieving lower-end revenue and EPS targets).

          Mr. Silverman has tendered his resignation from all positions with our company effective August 16, 2008 and is not expected to participate in the base salary, cash incentive or equity incentive components of our fiscal year 2009 compensation program. Mr. Silverman’s service on Board terminated on June 30, 2008.

          Future base salary levels for our named executive officers were set as follows:

•	Lou Silverman- $440,000 (unchanged from the prior year), effective November 1, 2008;

•	Paul Holt - $275,000 (to increase from $250,000), effective July 23, 2008;

•	Pat Cline - $600,000 (to increase from $495,000), effective November 1, 2008; and

•	Donn Neufeld - $225,000 (to increase from $194,000), effective June 1, 2008

          The cash incentive compensation component of the fiscal year 2009 compensation program for named executive officers provides as follows:

•

for Lou Silverman, cash compensation of up to $440,000 may be earned based on meeting certain target increases EPS performance and revenue growth during the fiscal year as well as meeting certain operational requirements established by our Board of Directors. Of the total $440,000 potential cash compensation, 40% is allocated to the EPS performance criteria, 40% is allocated to the revenue growth criteria and the remaining 20% is discretionary and is subject to meeting the acquisition objectives established by our Board;

•	for Paul Holt, cash compensation of up to $80,000 may be earned based upon the achievement of certain qualitative goals as approved by our Compensation Committee and our Board of Directors;

•

for Pat Cline, cash compensation of up to $600,000 may be earned based on meeting certain target increases in EPS performance and revenue growth during the fiscal year as well as meeting certain operational requirements established by our Board of Directors. Of the total $600,000 potential cash compensation, 40% is allocated to the EPS performance criteria, 40% is allocated to the revenue growth criteria and the remaining 20% is discretionary and is subject to meeting the acquisition objectives established by our Board; and

•

for Donn Neufeld, cash compensation of up to $80,000 may be earned based upon the achievement of certain qualitative and quantitative goals related to both QSI Division performance and other corporate objectives as approved by our Compensation Committee and our Board of Directors. Of the total $80,000 potential cash compensation, payment of up to $60,000 is based on achievement of quantitative goals, and payment of the remaining $20,000 amount is discretionary based on achievement of qualitative goals.

          The equity incentive component of the compensation program for fiscal year 2009 provides that our named executive officers are eligible to receive an aggregate of up to 130,000 options to purchase common stock based on meeting certain target increases in EPS performance and revenue growth during the fiscal year as follows:

•	Mr. Silverman – 40,000 options;

•	Mr. Holt – 10,000 options;

•	Mr. Cline – 70,000 options; and

•	Mr. Neufeld – 10,000 options.

          Of the total 130,000 potential options, 50% are allocated to the EPS performance criteria and 50% are allocated to the revenue growth criteria. If earned, the options would be issued pursuant to one of the shareholder-approved option plans, have an exercise price equal to the closing price of our shares on the Nasdaq Global Select Market (or such other market upon which such shares then trade) as of the date of grant, a term of five years, vest in four equal, annual installments commencing one year following the date of grant and be granted pursuant to our standard stock option agreement.

          Other Benefits

          We do not provide our named executive officers with perquisites and other personal benefits, as defined, other than those generally available to all employees who meet basic eligibility criteria and other than a $300 per month car allowance for Pat Cline.

          We have a 401(k) plan available to substantially all of our employees. Participating employees may defer each year up to the limit set in the Internal Revenue Code. The annual company contribution is determined by a formula set by our Board and may include matching and/or discretionary contributions. The retirement plans may be amended or discontinued at the discretion of our Board. Matching contributions for the named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year Ended March 31, 2008.

          We have a deferred compensation plan available for the benefit of officers and employees who qualify for inclusion. The plan is described below in connection with the Nonqualified Deferred Compensation Table Fiscal Year ended March 31, 2008 table.

          We have a voluntary employee stock purchase plan for the benefit of certain full-time employees. The plan is designed to allow employees to acquire shares of our common stock through automatic payroll deduction. Each eligible employee may authorize the withholding of up to 10% of his/her gross payroll each pay period to be used to purchase shares on the open market by a broker designated by us. In addition, we will match 5% of each employee’s contribution and will pay all brokerage commissions and fees in connection with each purchase. The amount of the company match is discretionary and subject to change. The plan is not intended to be an employee benefit plan under the Employee Retirement Income Security Act of 1974. During the fiscal year ended March 31, 2008, none of our named executive officers participated in the employee stock purchase plan although all of our named executive officers met the plan’s eligibility requirements.

          Tax and Accounting Implications

          Deductibility of Executive Compensation. As part of its role, our Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless the compensation qualifies as performance-based. Our Compensation Committee currently intends that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options should be deductible, to the extent that an option constitutes an incentive stock option, gains recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to the employee. Also, in certain situations, our Compensation Committee may recommend compensation that does not meet deductibility qualifications, in order to ensure competitive levels of total compensation for our executive officers. For fiscal year 2008, compensation paid to executives, even amounts in excess of $1,000,000 for any named executive officer, were deductible for federal income tax purposes as we considered compensation to be performance-based.

          Accounting for Stock-Based Compensation. On April 1, 2006, we began accounting for stock-based payments, including those under or equity incentive program, in accordance with the requirements of SFAS 123R. For further information regarding SFAS 123R, refer to Note 2 to the Financial Statements contained in our Form 10-K for the fiscal year ended March 31, 2008.

Summary Compensation Table for Fiscal Year Ended March 31, 2008

          The following table provides information concerning the compensation for the fiscal years ended March 31, 2008 and 2007 for our principal executive officer, our principal financial officer, and our two Division heads, who were the only other executive officers whose total compensation exceeded $100,000 during fiscal year 2008 (collectively, the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($) (2)	All Other Compen- sation ($) (3)	Total ($)

Louis E. Silverman, Chief Executive Officer and President	2008	$416,667	$—	$—	$426,331	$—	$—	$2,350	$845,348
	2007	$400,000	$—	$—	$444,110	$228,000	$—	$2,200	$1,074,310

Paul A. Holt, Chief Financial Officer and Secretary	2008	$243,872	$—	$—	$144,680	$80,000	$2,439	$2,300	$473,291
	2007	$223,795	$—	$—	$149,125	$70,000	$5,900	$2,586	$451,406

Patrick B. Cline President, NextGen Healthcare Information Systems Division	2008	$468,750	$—	$—	$695,340	$110,000	$4,688	$6,531	$1,285,309
	2007	$420,833	$—	$—	$776,104	$320,000	$14,459	$5,862	$1,537,258

Gregory Flynn Executive Vice President, General Manager of QSI Division(4)	2008	$173,252	$—	$—	$102,970	$—	$1,733	$1,675	$279,630
	2007	$228,833	$—	$—	$210,389	$70,000	$7,004	$2,346	$518,572

(1)

The amount reflected in this column is the compensation cost we recognized for financial statement reporting purposes during fiscal 2008 under SFAS 123R for grants made in fiscal 2008 and prior years and does not include an estimate of forfeitures. Mr. Flynn forfeited 44,750 options. The fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the fiscal years indicated:

	2008	2007	2006	2005	2004	2003

Dividend yield	2.7%-3.4%	2.1%-2.4%	—	—	—	—

Expected volatility	42.4%-44.8%	47.0%-48.5%	47.7%	47.7%-57.0%	55.0%-57.0%	—

Risk-free interest rates	2.5%-5.1%	4.5%-5.1%	3.7%	3.0%-3.7%	3.0%	—

Expected option life (years)	3.75-4.01	3.75-4.75	4.0	4.0	4.0	—

Weighted-average fair value per share	12.4	14.3	15.2	7.2	8.2	—

(2)

The amount reflected in this column represents our company’s contribution to the Nonqualified Deferred Compensation. Earnings are not included in this column as earnings are not considered above-market or preferential.

(3)	The amount reflected in this column represents auto allowance and our company’s contributions to the 401(k) plan.

(4)	Mr. Flynn passed away on September 26, 2007. Amounts represent the partial fiscal year during which he was employed by the Company.

Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2008

          The following table sets forth information regarding plan-based awards granted to our named executive officers during the fiscal year ended March 31, 2008.

									All Other Option Awards: Number of Securit- ies Under- lying Options (#)
								All Other Stock Awards: Number of Shares of Stock or Units (#)

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards

Name	Grant Date	Thres- hold ($) (1)	Target ($) (1)	Maximum ($) (2)	Thres- hold (#) (1)	Target (#) (1)	Maximum (#) (2) (6)

Louis E. Silverman	—	—	—	$475,000(3)	—	—	40,000	—	—	—
Paul A. Holt	—	—	—	$80,000(4)	—	—	10,000	—	—	—
Patrick B. Cline	—	—	—	$550,000(3)	—	—	100,000	—	—	—
Gregory Flynn	—	—	—	$80,000(5)	—	—	10,000	—	—	—

(1)

No threshold or target amounts were set. The actual cash and equity incentive compensation paid is described above under the heading “Compensation Discussion and Analysis — Cash and Equity Incentive Programs — Fiscal Year 2008 Incentive Program Payouts.” The actual cash incentive compensation paid is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. The compensation cost of the options actually awarded under the fiscal year 2008 equity incentive program is included in the “Option Awards” column of the Summary Compensation Table above. Information regarding the numbers of shares underlying the options actually awarded under the fiscal year 2008 equity incentive program accompanies footnote (6) to the Outstanding Equity Awards at Fiscal Year-End March 31, 2008 Table below.

(2)	The amounts set forth in these columns reflects the maximum cash or share incentive awards possible under our cash and equity incentive programs for fiscal year 2008.

(3)

The fiscal year 2008 cash incentive program provided for cash awards to Mr. Silverman and Mr. Cline based 20% upon qualitative factors determined by our Board in its discretion and 80% upon Board-established quantitative revenue and EPS growth objectives. The quantitative objectives were divided into four levels whereby 0%, 20%, 40%, 70% or 100% of the maximum estimated possible payout could be earned.

(4)

The fiscal year 2008 cash incentive program provided for a cash award to Mr. Holt based upon the achievement of certain qualitative goals as approved by our Compensation Committee and our Board of Directors.

(5)

The fiscal year 2008 cash incentive program provided for a cash award to Mr. Flynn based upon the achievement of certain qualitative and quantitative goals related to both QSI Division performance and other corporate objectives as approved by our Compensation Committee and our Board of Directors. Of the total $80,000 potential cash compensation, payment of up to $50,000 was based on achievement of quantitative goals, and payment of the remaining amount (up to the $80,000 total) was discretionary based on achievement of qualitative goals.

(6)

The same quantitative revenue and EPS criteria referenced in footnote (3) above were adopted to determine eligibility for option grants under the fiscal year 2008 equity incentive program, with 50% of the available equity incentive tied to performance against Board-established EPS criteria and 50% of the available equity incentive tied to performance against Board-established revenue criteria.

          Base Salary

          Base salaries for the named executive officers are described above under the heading “Compensation Discussion and Analysis — Base Salary.”

          Cash and Equity Incentive Programs

          Cash and equity incentive program payouts made to the named executive officers are described above under the heading “Compensation Discussion and Analysis — Cash and Equity Incentive Programs.”

          Employment Agreement with Louis E. Silverman

          Mr. Silverman tendered his resignation from all positions with our company effective August 16, 2008. We are party to an employment agreement with Mr. Silverman dated as of July 20, 2000 (“effective date”) that details the terms of his employment as our Chief Executive Officer and President. Pursuant to the employment agreement, on the effective date we granted Mr. Silverman an option to purchase up to 497,040 shares of our common stock at an exercise price of $1.9375 per share, which option vested in four equal annual installments commencing one year after the effective date, and on the one year anniversary of the effective date, we granted to Mr. Silverman an option to purchase up to 239,760 shares of our common stock at an exercise price of $3.2475 per share, which option vested in four equal annual installments commencing on the second anniversary of the effective date.

          The employment agreement provides that Mr. Silverman is eligible to earn and participate in all other benefit programs we offer, with the same eligibility requirements as would apply to any other executive of our company. However, we waived all waiting periods for health benefits and 401(k) benefits for Mr. Silverman.

          The employment agreement contains confidentiality provisions, as well as post-termination non-solicitation and non-interference provisions that will run for two years and one year, respectively. Mr. Silverman’s employment under the employment agreement is at-will and may be terminated for any reason by him or by us upon 60 days’prior written notice to the other party. However, the employment agreement contains various termination and change-in-control provisions as described below under “Potential Payments on Termination of Employment or Change-in-Control.”

Outstanding Equity Awards at Fiscal Year-End March 31, 2008

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercis- able		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Louis E. Silverman	42,500	42,500	(1)	—	$19.3375	02/11/2012	—	$—	—	$—
	—	22,000	(5)	—	$38.8300	06/12/2012	—	$—	—	$—

Paul A. Holt	5,900	4,000	(2)	—	$11.8550	09/03/2009	—	$—	—	$—
	16,000	12,750	(1)	—	$19.3375	02/11/2012	—	$—	—	$—
	—	5,500	(5)	—	$38.8300	06/12/2012	—	$—	—	$—

Patrick B. Cline	9,000	—	(3)	—	$3.8650	10/29/2008	—	$—	—	$—
	20,000	20,000	(2)	—	$11.6675	06/10/2009	—	$—	—	$—
	42,500	42,500	(1)	—	$19.3375	02/11/2012	—	$—	—	$—
	3,750	11,250	(4)	—	$37.0900	08/11/2011	—	$—	—	$—
	—	55,000	(5)	—	$38.8300	06/12/2012	—	$—	—	$—

(1)

Option was granted February 11, 2005 and is vesting in four equal annual installments commencing one year after the grant date. Accordingly, the remaining unexercisable shares are scheduled to vest in one equal annual installment on February 11, 2009.

(2)

Option was granted September 3, 2004 and is vesting in four equal annual installments commencing one year after the grant date. Accordingly, the remaining unexercisable shares are scheduled to vest in one equal annual installment on September 3, 2008.

(3)

Option was granted October 29, 2003 and vested in four equal annual installments commencing one year after the grant date. Accordingly, there are no remaining unexercisable shares as all shares vested on October 29, 2007.

(4)

Option was granted August 11, 2006 and vests in four equal annual installments commencing one year after the grant date. Accordingly, the remaining unexercisable shares are scheduled to vest on August 11, 2008, August 11, 2009 and August 11, 2010.

(5)

Option was granted June 12, 2007 pursuant to our fiscal year 2007 equity incentive plan and vests in four equal annual installments commencing one year after the grant date. Accordingly, the unexercisable shares are scheduled to vest on June 12, 2009, June 12, 2010 and June 12, 2011.

Option Exercises and Stock Vested During Fiscal Year Ended March 31, 2008

          The following table sets forth information regarding options exercised and stock awards vested during fiscal 2008 for our named executive officers. Value realized on exercise is based on the difference between the per share exercise price and the closing sale price of a share of our common stock on the exercise date.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Louis E. Silverman	85,000	$1,656,863	—	—
Paul A. Holt	17,350	$281,955	—	—
Patrick B. Cline	—	$—	—	—
Gregory Flynn	28,875	$784,572	—	—

Pension Benefits

          We do not have any plans that provide for payments or other benefits at, following or in connection with the retirement of any named executive officer.

Nonqualified Deferred Compensation Fiscal Year Ended March 31, 2008

          The following table sets forth information regarding our defined contribution or other plan that provides for the deferral of compensation for any named executive officer on a basis that is not tax-qualified. Participating employees may defer between 5% and 50% of their compensation per plan year. In addition, we may but are not required to, make contributions into the deferral plan on behalf of participating employees. Each employee’s deferrals together with earnings thereon are accrued as part of the long-term liabilities of our company. Investment decisions are made by each participating employee from a family of mutual funds. To offset this liability, we have purchased life insurance policies on some of our participants. We are the owner and beneficiary of the policies and the cash values are intended to produce cash needed to help make the benefit payments to employees when they retire or otherwise leave our company. Distributions will be paid out to participants either upon retirement, death, termination of employment or upon termination of the nonqualified deferred compensation plan. Distribution will generally equal the deferral amount plus or minus earnings or losses and will be in the form of a lump sum of five annual installments as elected by the participant should the account balance exceed $25,000.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals /Distributions ($)	Aggregate Balance at Last FYE ($)

Louis E. Silverman	$—	$—	$—	$—	$—
Paul A. Holt	$25,637	$2,439	$(5,502)	$—	$75,276
Patrick B. Cline	$35,813	$4,688	$(7,711)	$—	$144,176
Gregory Flynn	$8,663	$1,733	$4,221	$(316,522)	$—

(1)

No amounts were reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column in the Summary Compensation Table above, as earnings are not considered above-market or preferential.

Potential Payments Upon Termination of Employment or Change-in-Control

          The following discussion and tables describe and illustrate potential payments to our named executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change-in-control or termination of employment, assuming a March 31, 2008 termination date.

          Louis E. Silverman Employment Agreement

          Mr. Silverman resigned as a director effective June 30, 2008 and tendered his resignation from all other positions with our company to be effective August 16, 2008. Mr. Silverman’s employment agreement provides that his employment is at-will. Accordingly, Mr. Silverman’s employment may be terminated for any reason by him or us upon 60 days written notice to the other party, subject to the severance payments described below.

Benefits Payable to Louis E. Silverman	Death or Disability	Cause	Without Cause or For Good Reason	Termination Upon Change-In-Control

Performance or other bonus earned and unpaid	$—	$—	$—	$—

Accelerated vesting of stock options (1)	$—	$—	$169,837	$679,346

Lump sum cash payment equal to six months of base compensation	$—	$—	$220,000	$220,000

(1)

Represents the aggregate value of the accelerated vesting of unvested stock options based solely on the intrinsic value of the options as of March 31, 2008, calculated by multiplying (a) the difference between the fair market value of our common stock on March 31, 2008, which was $29.87, and the applicable exercise price by (b) the assumed number of option shares vesting on an accelerated basis on March 31, 2008.

          The employment agreement also provides for immediate vesting of an additional 25% of all unvested options granted pursuant to the employment agreement and a lump sum cash payment equal to six months of base compensation if we breach the agreement. In addition, the employment agreement provides for immediate vesting of 100% of all unvested options governed by the acceleration provisions of the employment agreement if there is a termination upon a change-in-control. The foregoing acceleration provisions apply to the outstanding options granted to Mr. Silverman in February 2005 but are not applicable to subsequent option grants.

          Below are descriptions of the key factors used to determine whether termination of employment under the employment agreement is due to disability, cause or good reason or constitutes a termination upon a change-in-control.

          “Disability” means that our Board, in its sole opinion, determines that Mr. Silverman is prevented from properly performing his duties under the employment agreement by reason of any physical or mental incapacity for a period of more than twelve consecutive weeks or for a cumulative period of 90 business days in any 18-month period.

          “Cause” means that Mr. Silverman engaged either (i) in any criminal conduct constituting a felony (or that involved dishonesty, breach of trust or moral turpitude) and criminal charges are brought against him by a governmental authority or he enters a plea of nolo contendere (or similar plea) to such charges or (ii) knowingly and willfully engaged in activities that would constitute a material breach of any term of the employment agreement resulting in a material injury to our business condition, financial or otherwise, results of operations or prospects, as determined in good faith by our Board of Directors.

          “Good reason” exists if without Mr. Silverman’s prior written consent and in the absence of prior written notice of the Board’s intent to terminate for cause, one or more of the following events occurs:

•

we assign to Mr. Silverman any duties materially inconsistent with or that constitute a material change in his position, duties, responsibilities, or status with us, or a material change in his reporting responsibilities, title, or offices; or removal of him from or failure to re-elect him to any of such positions, except in connection with the termination of the period of employment by reason of his death or disability or cause;

•	we reduce his annual salary then in effect or materially diminish his position, duties, authority or status;

•

we act in any way that would adversely affect his participation in or materially reduce his benefits under any of our benefit plans in which he is participating or we deprive him of any material fringe benefit enjoyed by him, except in so far that our action or inaction (i) is also taken or not taken, as the case may be, in respect of all employees generally, (ii) is required by the terms of any benefit plan as in effect immediately before the action or inaction, or (iii) is necessary to comply with applicable law or to preserve the qualification of any benefit plan under section 401(a) of the Internal Revenue Code;

•

we fail to remedy any non-compliance with any provisions of his employment agreement promptly, and in no event later than ten business days after our receipt of written notice of non-compliance from him; or

•	there is a material change in the nature or direction of our business or his place of employment.

          “Termination Upon a Change-in-Control” will be deemed to occur under the employment agreement upon either (i) the termination of Mr. Silverman without cause within 120 days prior to or 90 days after the event constituting a change-in-control; or (ii) at Mr. Silverman’s election, within 90 days of the event constituting the change-in-control, not to continue with the successor or surviving corporation. A “change-in-control” is the earliest to occur of any of the following events:

•	the direct or indirect sale, lease, exchange or other transfer of 35% of more of our total assets to any person, entity or group;

•

our merger, consolidation or other business combination with another company with the effect that our shareholders immediately prior to the transaction hold less than 51% of the combined voting power of the then outstanding securities of the surviving company having the right to vote in the election of directors;

•	the replacement of a majority of the members of our Board of Directors in any given year without the approval of our Board of Directors as constituted at the beginning of the year; or

•

the purchase of 25% or more of the combined voting power of our outstanding securities having the right to vote in the election of directors by a person or group other than as a result of the purchase of securities by Ahmed Hussein or his affiliates of securities beneficially owned by Sheldon Razin or his affiliates or vice versa.

          Arrangements with Other Named Executive Officers

          We are not a party to any contracts, agreements, plans or arrangements that would provide payments to Messrs. Holt, Cline or Neufeld at, following or in connection with any termination of employment, change-in-control, or change in responsibilities.

          Stock Option and Award Exercisability

          Our Amended and Restated 1998 Stock Option Plan (our “1998 Plan”) provides for the issuance of nonqualified and incentive stock options. Our 2005 Stock Option and Incentive Plan (our “2005 Plan”) provides for the issuance of numerous types of stock-based awards, including without limitation, stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, performance shares, and performance units.

          Generally, exercisability of options and other awards granted under our option plans terminate following termination of employment as described in the table below. The consequences described in the column relating to the 2005 Plan apply except to the extent that the 2005 Plan, the applicable award agreement or our Board may otherwise provide where permitted by the 2005 Plan.

Exercisability Consequences Under

Reason for Termination of Employment	1998 Plan	2005 Plan

Voluntary resignation by employee or termination for cause by us	All options terminate immediately.	All unvested awards terminate immediately.

Retirement pursuant to a company retirement policy, if any, that we adopt	All options terminate immediately.	Options and stock appreciation rights remain exercisable (to the extent vested prior to retirement) until the earlier of the expiration of the award term or three years after retirement.

Termination without cause by us	Options remain exercisable (to the extent vested prior to termination) until the earlier of the expiration of the option term or 30 days after the termination of employment.

Options and stock appreciation rights remain exercisable (to the extent vested prior to termination) until the earlier of the expiration of the award term or three months after the termination of employment.

Disability	Options remain exercisable (to the extent vested prior to termination) until the earlier of the expiration of the option term or 365 days after the termination of employment.

Options and stock appreciation rights remain exercisable (to the extent vested prior to termination) until the earlier of the expiration of the award term or six months after the termination of employment.

Death during, or within a period specified in the option after the termination of, employment	Options remain exercisable (to the extent vested prior to termination) until the earlier of the expiration of the option term or 365 days after the date of death.	Options and stock appreciation rights remain exercisable (to the extent vested prior to termination) until the earlier of the expiration of the award term or six months after the date of death.

          For options granted pursuant to our 1998 Plan, our Board has the discretion to accelerate the vesting of any outstanding options held by our named executive officers and employees if no provision is made for the continuance of those plans and the assumption of options outstanding under those plans if we dissolve or are liquidated, if we are not the surviving entity in a merger, consolidation, acquisition or other reorganization, if we are the subject of a reverse merger in which more than 50% of our voting shares are converted into cash, property or the securities of another entity, or if we sell substantially all of our property or shares to another entity.

          Under our 2005 Plan, our Board may exercise discretion at any time, whether before or after the grant, expiration, exercise, vesting or maturity of or lapse of restriction on an award or the termination of employment of a grantee, to amend any outstanding award or award agreement, including an amendment that would accelerate the time or times at which the award becomes unrestricted or may be exercised, or waive or amend any goals, restrictions or conditions set forth in the award agreement, subject to shareholder approval for any amendments involving repricing of awards.

          In addition, awards under our 2005 Plan will fully vest in connection with a change in control as defined in our 2005 Plan. Examples of changes in control under our 2005 Plan generally include, with various exceptions detailed in our 2005 Plan: any person becoming the beneficial owner of more than 50% of the combined voting power of our then outstanding securities; the consummation of certain mergers, consolidations, statutory share exchanges or similar forms of corporate transaction that require approval of our shareholders; our shareholders approving a plan of complete liquidation or dissolution of our company; or the consummation of a sale or disposition of all or substantially all of our assets other than a sale or disposition that would result in our voting securities outstanding immediately prior thereto continuing to represent 50% or more of the combined voting power of our company or the surviving entity outstanding immediately after the sale or disposition; or in the case of directors, officers or employees who are entitled to the benefits of a change in control agreement or similar provisions within an agreement entered into by us or a related entity that defines or addresses change in control, “change in control” as defined in such agreement.

          Our 2005 Plan also provides that if, within two years after the occurrence of a change in control, a termination of employment occurs with respect to any grantee for any reason other than cause, disability, death or retirement, the grantee will be entitled to exercise awards at any time thereafter until the earlier of (i) the date twelve months after the date of termination of employment and (ii) the expiration date in the applicable award agreement.

Director Compensation for Fiscal Year Ended March 31, 2008

          Our Director Compensation Program, which was most recently amended effective as of our 2006 annual shareholders meeting held September 20, 2006, provides that all non-employee directors receive a retainer of $30,000 per year plus a fee of $2,000 per Board meeting attended. Also, non-employee directors who serve on a committee of our Board receive a fee of $1,000 per committee meeting attended. In addition, each newly elected and re-elected non-employee director is to receive an option to purchase 5,000 shares of our common stock upon each annual election date. The options are to be priced at the fair market value of our common stock on the date of grant, vest in four equal annual installments commencing on the first anniversary of the date of grant, and expire seven years from the date of grant. However, the options are to fully vest at the conclusion of the director’s term of service if the director is not re-elected to our Board, except where the failure to be re-elected results from either a voluntary withdrawal from Board service by the director or prior removal from our Board for cause under Section 304 of the California Corporations Code.

          The following table provides information concerning compensation for our non-employee directors for the fiscal year ended March 31, 2008. Directors Silverman and Cline were employees of our company and thus receive no compensation for their services as directors. The compensation received by Messrs. Silverman and Cline as employees of our company is described elsewhere in this proxy statement. Mr. Silverman resigned as a director effective June 30, 2008 and tendered his resignation from all other positions with our company to be effective August 16, 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Sheldon Razin	$50,000	$ —	$30,200	$ —	$ —	$ —	$80,200
Ibrahim Fawzy	$51,000	$ —	$30,200	$ —	$ —	$ —	$81,200
Edwin Hoffman	$69,000	$ —	$30,200	$ —	$ —	$ —	$99,200
Ahmed Hussein	$48,000	$ —	$30,200	$ —	$ —	$ —	$78,200
Vincent J. Love	$66,000	$ —	$30,200	$ —	$ —	$ —	$96,200
Russell Pflueger	$54,000	$ —	$30,200	$ —	$ —	$ —	$84,200
Steven Plochocki	$66,000	$ —	$30,200	$ —	$ —	$ —	$96,200

(1)

The amount reflected in this column is the compensation cost we recognized for financial statement reporting purposes during fiscal years 2007 and 2008 under SFAS 123R for grants made in fiscal 2008 and prior years. The fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the fiscal years indicated:

	2008	2007

Dividend yield	2.99%	2.40%
Expected volatility	42.79%	48.50%
Risk-free interest rates	3.35%	4.70%
Expected option life (years)	4.75	4.75
Weighted-average fair value per share	$10.69	$15.52

          At March 31, 2008, the aggregate number of option awards outstanding for each of the directors named in the table was as follows:

Shares
Director Name	Underlying Options

Mr. Razin	54,000
Mr. Fawzy	34,000
Mr. Hoffman	10,000
Mr. Hussein	54,000
Mr. Love	44,000
Mr. Pflueger	10,000
Mr. Plochocki	54,000

Compensation Committee Interlocks and Insider Participation

          The Compensation Committee consists of Messrs. Plochocki, Hoffman, Pflueger and Fawzy. None of these individuals was, during the fiscal year ended March 31, 2008, an officer or employee of our company, and none of these individuals formerly was an officer of our company. No member of our Board has a relationship that would constitute an interlocking relationship with executive officers and directors of another entity.

Independent Directors Compensation Committee Report

          Our Independent Directors Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this proxy statement. Based on that review and discussion, a majority of our Independent Directors Compensation Committee recommended to our Board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

INDEPENDENT DIRECTORS COMPENSATION COMMITTEE

Steven Plochocki, Chairman
Edwin Hoffman	Vincent Love	Sheldon Razin	Russell Pflueger	Ibrahim Fawzy	Ahmed Hussein

INFORMATION ABOUT OUR BOARD OF DIRECTORS,
BOARD COMMITTEES AND RELATED MATTERS

Board of Directors

     General

          Our business, property and affairs are managed under the direction of our Board of Directors. Directors are kept informed of our business through discussions with our executive officers, by reviewing materials provided to them and by participating in meetings of our Board and its committees. Our Board consists of nine directors who are elected to serve until the election and qualification of their respective successors.

     Director Independence

          Our Bylaws require that at least a majority of the members of our Board be independent directors. Our Bylaws define “independent director” as a person other than an executive officer or employee of our company or any other individual having a relationship that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under our Bylaws, as amended May 31, 2007 to conform to Nasdaq Rule 4200(a)(15), the following persons may not be considered independent:

(a)	a director who is, or at any time during the past three years was, employed by us;

(b)

a director who accepted or who has a family member who accepted any compensation from us in excess of $100,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

(i)	compensation for Board or Board committee service;

(ii)	compensation paid to a family member who is an employee (other than an executive officer) of ours; or

(iii)	benefits under a tax-qualified retirement plan, or non-discretionary compensation.

Provided, however, that in addition to the requirements contained in this paragraph (b), audit committee members are also subject to additional, more stringent requirements under Nasdaq Rule 4350(d).

(c)	a director who is a family member of an individual who is, or at any time during the past three years was, employed by us as an executive officer;

(d)

a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

(i)	payments arising solely from investments in our securities; or

(ii)	payments under non-discretionary charitable contribution matching programs.

(e)

a director of ours who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of our executive officers served on the compensation committee of such other entity; or

(f)

a director who is, or has a family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.

          A “family member” for these purposes means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.

          Our Board has determined that each of Messrs. Plochocki, Fawzy, Hoffman, Hussein, Love, Pflueger, Kaplan and Razin, each of whom currently is a director, are “independent” as defined above and in Rule 4200(a)(15) of the Nasdaq listing standards. The above definition of independence is posted on our Internet website at www.qsii.com.

     Attendance at Board and Shareholders’ Meetings

          During the fiscal year ended March 31, 2008, our Board held nine meetings. No director standing for re-election to our Board attended less than 75% of the aggregate of all meetings of our Board and all meetings of committees of our Board upon which he served (during the periods that he served) during the fiscal year ended March 31, 2008.

          It is our policy that our directors are invited and encouraged to attend our annual meetings of shareholders. Four of our five director nominees who were serving as members of our Board at the time were in attendance at our 2007 annual meeting.

Board Committees and Charters

          Our Board has a standing Audit Committee, Compensation Committee and Nominating Committee. In addition, our Board currently has a Transaction Committee, a Special Coordinating Committee, Independent Directors Compensation Committee, and a Special Committee. Our Board also from time to time may appoint a Proxy Voting Committee, which it appointed on May 29, 2008, and/or a Lead Director.

     Audit Committee

          Our Board has an Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, that since June 30, 2008 has consisted of Messrs. Love, Plochocki, Hoffman and Kaplan. Our Audit Committee is comprised entirely of “independent” (as defined in Rule 4200(a)(15) of the Nasdaq listing standards) directors and operates under a written charter adopted by our Board. The duties of our Audit Committee include meeting with our independent public accountants to review the scope of the annual audit and to review our quarterly and annual financial statements before the statements are released to our shareholders. Our Audit Committee also evaluates the independent public accountants’performance and determines whether the independent registered public accounting firm should be retained by us for the ensuing fiscal year. In addition, our Audit Committee reviews our internal accounting and financial controls and reporting systems practices and is responsible for reviewing, approving and ratifying all related party transactions.

          During the fiscal year ended March 31, 2008, our Audit Committee held 17 meetings. Our Audit Committee’s current charter is posted on our Internet website at www.qsii.com. Our Audit Committee and our Board have confirmed that our Audit Committee does and will continue to include at least three independent members. Our Audit Committee and our Board have confirmed that Mr. Love met applicable Nasdaq listing standards for designation as an “Audit Committee Financial Expert” and for being “independent.”

     Nominating Committee

          Our Board has a Nominating Committee that since June 30, 2008 has consisted of Messrs. Razin, Hussein, Fawzy, Pflueger and Kaplan, each of whom is deemed independent. Our Nominating Committee is responsible for identifying and recommending nominee candidates to our Board, and is required to be composed entirely of independent directors. Our Nominating Committee will consider nominees recommended by shareholders for election as a director. Recommendations should be sent to our Secretary and should include the candidate’s name and qualifications and a statement from the candidate that he or she consents to being named in our proxy statement and will serve as a director if elected. In order for any candidate to be considered by our Nominating Committee and, if nominated, to be included in the our proxy statement, such recommendation must be received by the Secretary not less than 150 days prior to the anniversary date of our most recent annual shareholders’meeting.

          Our Nominating Committee believes that it is desirable that directors possess an understanding of our business environment and have the knowledge, skills, expertise and such diversity of experience that our Board’s ability to manage and direct our affairs and business is enhanced. Additional considerations may include an individual’s capacity to enhance the ability of committees of our Board to fulfill their duties and/or satisfy any independence requirements imposed by law, regulation, our Bylaws or listing requirements.

          Our Nominating Committee may receive suggestions from current Board members, our executive officers or other sources, which may be either unsolicited or in response to requests from our Nominating Committee for such candidates. Our Nominating Committee may also, from time to time, engage firms that specialize in identifying director candidates.

          Once a person has been identified by our Nominating Committee as a potential candidate, our Nominating Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If our Nominating Committee determines that the candidate warrants further consideration, the Chairman (currently, Mr. Razin) or another member of our Nominating Committee may contact the person. Generally, if the person expresses a willingness to be considered and to serve on our Board, our Nominating Committee may request information from the candidate, review the person’s accomplishments and qualifications and may conduct one or more interviews with the candidate. Our Nominating Committee may consider all such information in light of information regarding any other candidates that our Nominating Committee might be evaluating for nomination to our Board. Nominating Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. With the nominee’s consent, our Nominating Committee may also engage an outside firm to conduct background checks on candidates as part of the nominee evaluation process. Our Nominating Committee’s evaluation process does not vary based on the source of the recommendation, though in the case of a shareholder nominee, our Nominating Committee and/or our Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

          In compiling our Board slate appearing in this proxy statement, nominee referrals as well as nominee recommendations were received from existing directors and members of management - both solicited and unsolicited. No paid consultants were engaged by us, our Board or any of our Board’s committees for the purposes of identifying qualified, interested Board candidates. With respect to our Board nominees that are neither executive officers nor standing for re-election, Mr. Bristol, Mr. Kaplan and Mr. Smith were recommended by non-management directors.

          On June 23, 2008, our Nominating Committee met to review and recommend Board candidates for our 2008 Annual Shareholders Meeting. The Nominating Committee was unable to agree upon a slate of candidates, deadlocking 2-2 in its vote. The matter was then referred to the full Board for resolution. Our full Board met the same day to review the Board candidates considered by the Nominating Committee and, by majority vote, selected and recommended to our shareholders the eight candidates set forth in this proxy statement. At that Board meeting, a motion was made to consider the appointment of director nominee Philip N. Kaplan to fill the seat occupied by Lou Silverman upon Mr. Silverman’s termination of Board service. Mr. Silverman had previously provided us with his notice of resignation from all positions with our company, effective August 16, 2008. The motion failed to obtain the requisite majority of votes required for adoption.

          A further meeting of our Nominating Committee was held on June 27, 2008 to consider the appointment of director nominee Philip N. Kaplan to fill the seat occupied by Louis Silverman upon Mr. Silverman’s termination of Board service. Two members of the Nominating Committee, Messrs. Ahmed Hussein and Ibrahim Fawzy, constituting one-half of the four person Nominating Committee, provided advance notice to us that they refused to attend the Nominating Committee meeting, effectively denying it a quorum for the transaction of business. The matter was then referred to the full Board. Our full Board then met that same day, including

Messrs. Hussein and Fawzy, and reviewed, discussed and approved by majority vote the appointment of Mr. Kaplan to fill the Board seat when vacated by Mr. Silverman. At that same meeting, our Board approved by majority vote the appointment of Mr. Kaplan to our Audit, Compensation, Nominating and Independent Directors Compensation Committees upon his becoming a member of our Board and expanding each such committee by one seat. In order to effect a more orderly transition and to promote efficient Board process, our company and Mr. Silverman agreed on June 27, 2008 to Mr. Silverman’s resignation from our Board effective June 30, 2008, at which time Mr. Kaplan’s positions on our Board and its committees noted above became effective.

          During the fiscal year ended March 31, 2008, our Nominating Committee held one meeting. Our Nominating Committee’s current charter is posted on our Internet website at www.qsii.com.

     Compensation Committee and Independent Directors Compensation Committee

          Our Board has a Compensation Committee that since June 30, 2008 has consisted of Messrs. Plochocki, Hoffman, Pflueger, Fawzy and Kaplan. Our Compensation Committee is composed entirely of independent directors, and is responsible for (i) ensuring that senior management will be accountable to our Board through the effective application of compensation policies and (ii) monitoring the effectiveness of our compensation plans applicable to both senior management and our Board (including committees thereof). Our Compensation Committee establishes compensation policies applicable to our executive officers. During the fiscal year ended March 31, 2008, our Compensation Committee held four meetings. Our Compensation Committee’s current charter is posted on our Internet website at www.qsii.com.

          While we expected that our Compensation Committee would make best efforts to fulfill the responsibilities enumerated in its charter, with four members on the committee,  the committee on several occasions became deadlocked and therefore was unable to carry out its responsibilities. This occurred in January 2007, January 2008 and again in June 2008. Accordingly, our Board voted to add Mr. Kaplan as a fifth member of the Compensation Committee effective upon his taking a seat on our Board. Mr. Kaplan subsequently joined our Board on June 30, 2008 and assumed his role as a member of the Compensation Committee on that date. In anticipation of such a possibility, our Board may appoint from time to time an Independent Directors Compensation Committee, comprised of independent directors to consider and act upon any and all compensation-related matters that come to it as a result of a deadlock of our Compensation Committee. The Independent Directors Compensation Committee met on June 23, 2008 to approve our fiscal year 2009 Compensation Program and the Independent Directors Compensation Committee report contained in this proxy statement.

          Our executive officers have played no role in determining the amount or form of director compensation or compensation of our named executive officers, except that in certain situations, our Chief Executive Officer provides information to our Compensation Committee regarding certain accomplishments of the named executive officers to assist our Compensation Committee in administering the discretionary portion of cash bonuses for named executive officers.

          From time to time, our Compensation Committee has engaged certain independent compensation consultants to assist in preparing equity incentive plans for key staff including the named executive officers and to assist the committee in establishing based salaries and non-equity plans for the named executive officers. Our Compensation Committee last utilized the services of such consultants in 2005, when Semler-Brossy Consulting Group, LLC. was engaged by the then-members of our Compensation Committee.

     Transaction Committee

          Our Board has a Transaction Committee that since September 20, 2006 has consisted of Messrs. Hussein, Razin, Love, and Pflueger. The Transaction Committee is responsible for considering and making recommendations to our Board with respect to all proposals involving a change in control of our company or the purchase or sale of assets constituting more than 10% of our total assets. The Transaction Committee is composed entirely of independent directors. The transaction committee held one meeting during fiscal year 2008.

     Special Coordinating Committee

          We have established a Special Coordinating Committee to assist the Transaction Committee and our Board in researching, reviewing and negotiating transaction opportunities that may be of interest to our Company from time to time. The Special Coordinating Committee currently consists of Messrs. Cline, Razin, and Plochocki and met once during the fiscal year 2008.

     Special Committee

          Our past history includes a proxy contest, the use of cumulative voting rights and litigation brought against the Company by a director, Mr. Hussein. In light of this history, on May 31, 2007, our Board formed a Special Committee. Among other things, the Special Committee has been delegated all powers of our Board in connection with the solicitation and voting of proxies at the annual meeting as well as all matters related to any litigation or threat of litigation by Mr. Hussein, Mr. Fawzy, or any of their respective associates. The powers of the Special Committee were reviewed and renewed by our Board on May 29, 2008. The Special Committee currently consists of Messrs. Razin, Love and Pflueger. The Special Committee met seven times during fiscal year 2008.

     Proxy Voting Committee

          Our Board from time to time may appoint a Proxy Voting Committee to provide instruction to our proxy holders to vote proxies in such manner as to provide for the election of the maximum number of our director nominees (for whom authority is not otherwise specifically withheld) including, but not limited to, the prioritization of such nominees to whom such votes may be allocated. In anticipation of a possible contested election and/or one or more of our shareholders demanding that cumulative voting apply to the election of directors at the annual meeting, our Board established a Proxy Voting Committee on May 29, 2008. The Proxy Voting Committee consists of Messrs. Pflueger, Plochocki and Razin.

     Lead Director

          Under our Amended and Restated Bylaws, if at any time our Chairman of the Board is an executive officer of our company, or for any other reason is not an independent director, a non-executive Lead Director (“Lead Director”) must be selected by our independent directors. The Lead Director must be one of our independent directors, must be a member of our Audit Committee and of our Executive Committee, if we have such a committee, and is responsible for coordinating the activities of our independent directors. The Lead Director would assist our Board in assuring compliance with our corporate governance procedures and policies, and coordinate, develop the agenda for, and moderate executive sessions of our Board’s independent directors. Executive sessions would be held immediately following each regular meeting of our Board, and/or at other times as designated by the Lead Director. The Lead Director would approve, in consultation with our other independent directors, the retention of consultants who report directly to our Board. If at any time our Chairman of the Board is one of our independent directors, then he or she will perform the duties of the Lead Director.

Related Matters

     Audit Committee Report

          Our Audit Committee reports to our Board and provides oversight of our financial management, independent registered public accounting firm, and financial reporting system, including accounting policy. Management is responsible for our financial reporting process, including our system of internal control, and for the preparation of our consolidated financial statements. Our independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion on those statements and on management’s assessment of internal control over financial reporting. The Audit Committee has reviewed and discussed the Company’s audited financial statements and the assessments of internal control contained in its annual report on Form 10-K for the fiscal year ended March 31, 2008 with management and the Company’s independent registered public accounting firm.

          The Audit Committee selects and retains the independent registered public accounting firm, and once retained, the independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee is responsible for approving both audit and non-audit services provided by the independent registered public accounting firm. No non-audit services were provided during the past fiscal year.

          The Audit Committee has discussed the matters required under Statement on Auditing Standards No. 61, as amended, and its independence with our independent registered public accounting firm. The Audit Committee has also received the letter from our independent registered public accounting firm stating that it is independent of the Company as required by Independence Standards Board Standard No. 1.

          The Audit Committee discussed the overall approach, scope and plans for its audit with our independent registered public accounting firm. At the conclusion of the audit, the Audit Committee met with our independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of our internal control and the overall quality of our financial reporting.

          In reliance on the reviews and discussions referred to above, our Audit Committee recommended to our Board (and our Board approved) that the audited financial statements be included in our annual report on Form 10-K for the year ended March 31, 2008, for filing with the Commission.

          The Audit Committee has re-appointed Grant Thornton LLP to serve as our independent public accounting firm for the fiscal year ending March 31, 2009.

AUDIT COMMITTEE
Vincent Love, Chairman
Edwin Hoffman	Steven Plochocki

     Code of Ethics

          We have adopted a Code of Business Conduct and Ethics that applies to our Chief Executive Officer (principal executive officer) and Chief Financial Officer (our principal financial and accounting officer). This Code is posted on our Internet Website located at www.qsii.com. The Code may be found as follows: From our main Web page, first click on “company info” and then on “corporate governance.” We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code by posting such information on our Website, at the address and location specified above.

     Security Holder Communications with our Board

          Our Board has established a process to receive communications from our security holders. Security holders may contact any member (or all members) of our Board, or our independent directors as a group, any Board committee or any Chair of any such committee by mail or electronically. Correspondence should be addressed to our Board or any such individual directors, group or committee of directors by either name or title and sent “c/o Corporate Secretary” to 18111 Von Karman, Suite 600, Irvine, California 92612. To communicate with any of our directors electronically, a shareholder should send an e-mail to our Secretary: pholt@qsii.com.

          All communications received as set forth in the preceding paragraph will be opened by our Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, patently offensive material or matters deemed inappropriate for our Board will be forwarded promptly to the addressee. In the case of communications to our Board, any group or committee of directors, our Secretary will make sufficient copies (or forward such information in the case of e-mail) of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Under Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), our directors and executive officers and any person who beneficially owns more than 10% of our outstanding common stock (“reporting persons”) are required to report their initial beneficial ownership of our common stock and any subsequent changes in that ownership to the Commission and Nasdaq. Reporting persons are required by Commission regulations to furnish to us copies of all reports they file in accordance with Section 16(a).

          Based solely upon our review of the copies of such reports received by us, or written representations from certain reporting persons that no other reports were required, we believe that during the fiscal year ended March 31, 2007, all Section 16(a) filing requirements applicable to our reporting persons were met.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

          During fiscal year 2008, our Transaction Committee was responsible for reviewing and approving transactions with related persons. Our Audit Committee has responsibility for reviewing all transactions with related persons.

          Our Board and Audit Committee have adopted written related party transaction policies and procedures relating to approval or ratification of transactions with related persons. Under the policies and procedures, our Audit Committee is to review the material facts of all related party transactions that require our Audit Committee’s approval and either approve or disapprove of our entry into the related party transactions, subject to certain exceptions, by taking into account, among other factors the committee deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in any discussion or approval of a related party transaction for which he or she is a related party. If an interested transaction will be ongoing, the committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party.

          Under the policies and procedures, a “related party transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which the aggregate amount involved will or may be expected to exceed $30,000 in any calendar year, we are a participant, and any related party has or will have a direct or indirect interest. A “related party” is any person who is or was since the beginning of our last fiscal year an executive officer, director or Board-approved nominee for election as a director and inclusion in our proxy statement at our next annual shareholders’meeting, any greater than 5% beneficial owner of our common stock known to us through filings with the Commission, any immediate family member of any of the foregoing, or any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or holds a similar position or in which such person has a 5% or greater beneficial ownership interest. “Immediate family member” includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

          Our Audit Committee has reviewed and pre-approved certain types of related party transactions described below. In addition, our Board has delegated to the Chair of our Audit Committee the authority to pre-approve or ratify (as applicable) any related party transaction in which the aggregate amount involved is expected to be less than $15,000. Pre-approved interested transactions include:

•

Employment of executive officers if the related compensation is required to be reported in our proxy statement or if the executive officer is not an immediate family member of another executive officer or a director of our company, the related compensation would be reported in our proxy statement if the executive officer was a “named executive officer,” and our compensation committee approved (or recommended that our Board approve) the compensation.

•	Any compensation paid to a director if the compensation is required to be reported in our proxy statement.

•

Any transaction with another enterprise at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 5% of that enterprise, if the aggregate amount involved does not exceed the greater of $30,000 or 5% of that enterprise’s total annual revenues.

•

Any charitable contribution, grant or endowment by use to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $10,000 or 5% of the charitable organization’s total annual receipts.

•

Any transaction where the related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis (e.g., dividends or stock splits).

•	Any transaction over which the related party has no control or influence on our decision involving that related party where the rates or charges involved are determined by competitive bids.

•

Any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority, or services made available on the same terms and conditions to persons who are not related parties.

Related Person Transactions

     Indemnification Agreements

          We are party to indemnification agreements with each of our directors and executive officers. The indemnification agreements and our articles of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by California law.

     Employment Arrangements

          David Razin, who is Vice President EDI Services of our company, is the son of Sheldon Razin, our Chairman of the Board. David Razin earned approximately $149,022 in salary and bonus during that portion of fiscal year 2008 in which he was employed by the Company. David Razin resigned from the Company in January 2008.

          Kim Cline, Vice President of Client Services at our NextGen Healthcare Information System subsidiary, is the sister of Patrick Cline, President of our NextGen Healthcare Information System Division. Kim Cline earned approximately $203,447 in salary and bonus during fiscal year 2008.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 2)

          Our shareholders are being asked to ratify the appointment of Grant Thornton LLP to serve as our independent registered public accountants to audit our financial statements for the fiscal year ending March 31, 2009. Shareholder ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm is not required by our Bylaws or other applicable legal requirements. However, our Board is submitting our Audit Committee’s appointment of Grant Thornton LLP to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the appointment by an affirmative vote of the holders of a majority of our common stock present or represented at the meeting and entitled to vote, our Audit Committee may reconsider whether to retain Grant Thornton LLP as our independent registered public accounting firm. Even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of us and our shareholders.

          We expect that representatives of Grant Thornton LLP will attend the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions posed by our shareholders.

Audit and Non-Audit Fees

          The following table sets forth the aggregate fees billed to us by Grant Thornton, LLP, our principal accountant, for professional services rendered in the audit of our consolidated financial statements for the years ended March 31, 2008 and 2007.

	2008	2007

Audit fees	$890,000	$1,013,000
Audit-related fees	$—	$—
Tax fees	$—	$—
All other fees	$—	$—

          Audit Fees. Audit fees consist of fees billed for professional services for audit of our consolidated financial statements and review of the interim consolidated financial statements included in our quarterly reports and services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

          Audit-Related Fees. No audit-related fees were incurred for fiscal years 2008 and 2007.

          Tax Fees. Tax fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, mergers and acquisitions, and international tax planning.

          All Other Fees. No other fees were incurred for fiscal years 2008 or 2007.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

          Our Audit Committee’s policy is to preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by our Audit Committee prior to the completion of the audit.

          OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF OUR INDEPENDENT PUBLIC ACCOUNTANTS. PROXIES AND VOTING INSTRUCTIONS WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE.

SHAREHOLDER PROPOSAL TO AMEND OUR BYLAWS

(Proposal No. 3)

The Schedule 14A filed by the Hussein Nominees on July 1, 2008 (discussed above under “Election of Directors”) indicates that Mr. Hussein intends to make a proposal at the Annual Meeting to amend the Company’s Bylaws to provide for a new definition of “independent director.”  The Board believes that the Hussein proposal is not in the best interests of the Company and its shareholders.

Our Board is committed to sound governance practices, and the Company’s corporate governance policies are strongly pro-shareholder. For example:

•	our board is elected annually rather than being classified into multi-year terms;
•	our standing board committees are, by our Bylaws, required to consist exclusively of independent directors;
•	our articles of incorporation provide for cumulative voting, as a result of which substantial shareholders like Mr. Hussein are effectively guaranteed representation on our Board of Directors;
•	shareholders have the right to call special meetings, unlike most public companies where that right is reserved to management;
•	shareholders may act by written consent; and
•	the Company does not have a “poison pill” rights plan

The corporate governance provisions in our Bylaws meet or exceed all Nasdaq requirements, and all of the Board’s nominees, except for Mr. Cline, who is a current member of the management team, are independent under these criteria. In particular, the Board has determined this year, as it has on several prior occasions, that Mr. Razin, who founded the Company and served as CEO until 2000, is independent. This determination is consistent with Nasdaq rules, which provide that a person who has served as an executive within the past three years may not be determined to be independent. Mr. Razin has not been part of executive management of the Company for over eight years.

The Hussein proposal would change the definition of independence to provide that a founder or former CEO may never be independent, regardless of how long a gap there is between executive service and the present. The effect, and we believe the purpose, of this change would be to exclude Mr. Razin as an independent director. Our Board believes that the practical effect of the Hussein proposal would be to:

•

disproportionately increase the influence of Mr. Hussein by excluding Mr. Razin from participating on any Board committees or from voting in other contexts that require the vote of independent directors; and

•

unnecessarily limit the number of Board members who would be eligible for committee service, for reasons that the majority of the Board believes are motivated by a desire for control rather than an objective desire to enhance our company’s governance policies.

The Board believes that the Hussein proposal is a power play cloaked as a corporate governance measure. The Board recommends a vote AGAINST the Hussein proposal (assuming it is properly introduced at the meeting).

ANNUAL REPORT AND AVAILABLE INFORMATION

          We are subject to the informational requirements of the Exchange Act. In accordance with that act, we file reports, proxy statements and other information with the Commission. These materials can be inspected and copied at the Public Reference Room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Our common stock trades on the Nasdaq Global Select Market under the symbol “QSII.”

          Our annual report containing audited financial statements for the fiscal years ended March 31, 2008 and 2007 accompanies this proxy statement. Such report is not incorporated herein and is not deemed to be a part of this proxy solicitation material.

          Shareholders may obtain free of charge a copy of our latest annual report (without exhibits) as filed with the Commission by writing to: Investor Relations, Quality Systems, Inc., 18111 Von Karman Avenue, Suite 600, Irvine, California 92612 or calling (949) 255-2600. In addition, all of our public filings, including our annual report, can be found free of charge on the Commission’s website at http://www.sec.gov.

PROPOSALS OF SHAREHOLDERS

          We have two separate and distinct rules concerning the timing of submission of shareholder proposals:

•

SEC Regulation. Pursuant to Rule 14a-8 of the Commission, proposals by shareholders that are intended for inclusion in our proxy statement and proxy and to be presented at our next annual meeting must be received by us by [               ], 2009, in order to be considered for inclusion in our proxy materials. Such proposals should be addressed to our Secretary and may be included in next year’s proxy materials if they comply with certain rules and regulations of the Commission governing shareholder proposals.

•

Company Bylaws. Under our Bylaws, for all proposals by shareholders (including nominees for director) to be timely, a shareholders’notice must be delivered to, or mailed and received at, our principal executive offices not less than 60 days nor more than 120 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 70 days’notice or public disclosure of the date of the scheduled annual meeting is given or made, then notice by the shareholder, to be timely, must be delivered or received not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the scheduled annual meeting was mailed or the day on which public disclosure was made. The shareholder notice must also comply with certain other requirements set forth in our Bylaws, a copy of which may be obtained by written request delivered to our Secretary.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

          The Commission has implemented rules regarding the delivery of proxy materials (that is, annual reports, proxy statements, proxy statements combined with a prospectus or any information statements provided to shareholders) to households. This method of delivery, often referred to as “householding,” would permit us to send a single annual report and/or a single proxy statement to any household in which two or more shareholders reside if we believe those shareholders are members of the same family or otherwise share the same address or that one shareholder has multiple accounts. In each case, the shareholder(s) must consent to the householding process. Each shareholder would continue to receive a separate notice of any meeting of shareholders and proxy card. The householding procedure reduces the volume of duplicate information you receive and reduces our expenses. We may institute householding in the future and will notify registered shareholders who would be affected by householding at that time.

          Many brokerage firms and other holders of record have instituted householding. If your family has one or more “street name” accounts under which you beneficially own common shares of Quality Systems, Inc., you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our latest annual report or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

OTHER MATTERS

          Our Board does not intend to present any business at the annual meeting other than the matters described in this proxy statement. If any other matters are presented properly for action at the annual meeting or at any adjournments or postponements thereof, it is intended that the proxy will be voted with respect thereto by the proxy holders in accordance with the instructions and at the discretion of our Board.

By Order of the Board of Directors,

QUALITY SYSTEMS, INC.

/s/ Paul Holt
Corporate Secretary

Irvine, California
, 2008

ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING WHITE PROXY CARD IN THE ENCLOSED ADDRESSED ENVELOPE.

ANNEX A

CERTAIN INFORMATION REGARDING PARTICIPANTS
IN THE COMPANY’S SOLICITATION OF PROXIES

Information Regarding Principal Occupations and Business Addresses of Participants

          The following table sets forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of our directors, nominees, officers and employees who, under the rules of the Securities and Exchange Commission, are considered to be “participants” in our solicitation of proxies from our shareholders in connection with our 2008 annual meeting of shareholders.

Name	Business Address	Principal Occupation
Sheldon Razin	c/o 18111 Von Karman Avenue, Suite 600 Irvine, California 92612	Founder and Chairman of the Board of Quality Systems, Inc.
Patrick B. Cline	18111 Von Karman Avenue, Suite 600 Irvine, California 92612	President of Quality System, Inc.’s NextGen Healthcare Information Systems Division
Vincent J. Love	675 3rd Avenue, 22nd Floor New York, NY 10017	Managing Partner of Kramer, Love & Cutler, LLP
Steven T. Plochocki	c/o 18111 Von Karman Avenue, Suite 600 Irvine, California 92612	Private healthcare investor
Russell Pflueger	c/o 18111 Von Karman Avenue, Suite 600 Irvine, California 92612	Founder, Chairman and Chief Executive Officer of Quiescence Medical, Inc.
Philip N. Kaplan	c/o 18111 Von Karman Avenue, Suite 600 Irvine, California 92612	Chief Executive Officer of Deer Valley Ventures, LLC
George Bristol	One Wilshire Boulevard, 26th Floor Los Angeles, CA 90017	Managing Director — Corporate Finance of Crowell Weedon & Co.
Robert L.Smith	c/o 18111 Von Karman Avenue, Suite 600 Irvine, California 92612	Senior Advisor to Aquiline, a private equity firm

          We have not included Ahmed Hussein, Ibrahim Fawzy and Edwin Hoffman, three of our current directors, as “participants” in our solicitation of proxies from our shareholders in connection with our 2008 annual meeting of shareholders, because they are participating in a competing solicitation of proxies in connection with our 2008 annual meeting of shareholders.

Information Regarding Ownership of the Company’s Securities by Participants

          The shares of our common stock beneficially owned or held as of July 18, 2008 by the “participants” are set forth in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”

Information Regarding Transactions in the Company’s Securities by Participants

          The following table sets forth all transactions that may be deemed purchases and sales of shares of our common stock by the “participants” between July 1, 2006 and June 30, 2008. Except as described in this proxy statement, shares of our common stock owned of record by each participant are also beneficially owned by such participant. All transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	Number of Shares (#)		Transaction Type
Sheldon Razin	—	—		—
Patrick B. Cline	8/22/2006 10/19/2006 11/7/2006 2/13/2007	(14,502 (100,998 9,000 42,500	) )	(B (B (A (A	) ) ) )
Vincent J. Love	2/9/2007	10,000		(A	)
Steven T. Plochocki	—	—		—
Russell Pflueger	—	—		—
Philip N. Kaplan	—	—		—
George Bristol	—	—		—
Robert L. Smith	—	—		—

(A)	Acquired — option exercise
(B)	Disposed — open market sale of common stock

Miscellaneous Information Regarding Participants

          Except as described in this Annex A or the proxy statement, none of the “participants” (i) beneficially owns (within the meaning of Rule 13d−3 under the Exchange Act), directly or indirectly, any shares or other securities of us or any of our subsidiaries, (ii) has purchased or sold any of such securities within the past two years or (iii) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Annex A or the proxy statement, no associates of a “participant” beneficially owns, directly or indirectly, any of our securities. Other than as disclosed in this Annex A or the proxy statement, neither we nor any of the “participants” has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon at the annual meeting or is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.

          Except as disclosed in this Annex A or the proxy statement, none of us, the “participants” or any of their associates has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000. Other than as set forth in this Annex A or the proxy statement, none of us, any of the “participants” or any of their associates has any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party.

Preliminary Copy — Subject To Completion

QUALITY SYSTEMS, INC.

PROXY FOR 2008 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Donn Neufeld and Paul A. Holt, and each of them, individually, as attorneys and proxies, with full power of substitution, to vote all shares of Common Stock of Quality Systems, Inc. (“QSI”) held of record by the undersigned as of July 18, 2008, at the Annual Meeting of Shareholders of QSI to be held at the Center Club located at 650 Town Center Drive in Costa Mesa, California 92626, on September 4, 2008 at 2 p.m. local time, and at all adjournments and postponements thereof (the “Annual Meeting”), upon the following matters, which are proposed by QSI’s Board of Directors and are described in QSI’s Proxy Statement for the Annual Meeting. QSI’s Board of Directors recommends a vote “FOR” proposal 1 and 2 below and a vote “AGAINST” proposal 3 below (assuming it is properly introduced at the Annual Meeting):

Please mark your votes as in this example: ☒

1.	ELECTION OF DIRECTORS: NOMINEES:	FOR all nominees listed at left to vote (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees at left ☐
☐
George Bristol Patrick Cline Philip N. Kaplan Vincent J. Love Russell Pflueger Steven T. Plochocki Sheldon Razin Robert L. Smith

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, LINE THROUGH OR OTHERWISE STRIKE OUT THE NOMINEE’S NAME TO THE LEFT.

2.	Ratification of the appointment of Grant Thornton LLP as QSI’s independent public accountants for the fiscal year ending March 31, 2009.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

QSI’S BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 3 BELOW (assuming it is properly introduced at the Annual Meeting).
3.	Shareholder proposal to amend the definition of independent director in QSI’s Bylaws.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

(Continued and to be Signed on Reverse Side)

In accordance with the discretion and at the instruction of the Board of Directors or an authorized committee thereof, the proxy holder is authorized to act upon all matters incident to the conduct of the meeting and upon other matters that properly come before the meeting subject to the conditions described in QSI’s Proxy Statement concerning the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. WHERE NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS NAMED ON THE REVERSE SIDE OF THIS PROXY, “FOR” PROPOSAL 2 AND “AGAINST” PROPOSAL 3. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO CUMULATE VOTES FOR ANY OR ALL OF THE NOMINEES FOR ELECTION OF DIRECTORS FOR WHICH AUTHORITY TO VOTE HAS NOT BEEN WITHHELD IN ACCORDANCE WITH THE INSTRUCTION OF THE BOARD OF DIRECTORS OR AN AUTHORIZED COMMITTEE THEREOF. IF ANY NOMINEE NAMED ABOVE DECLINES OR IS UNABLE TO SERVE AS A DIRECTOR, THE PERSONS NAMED AS PROXIES SHALL HAVE THE AUTHORITY TO VOTE FOR ANY OTHER PERSON WHO MAY BE NOMINATED AT THE INSTRUCTION AND DISCRETION OF THE BOARD OF DIRECTORS OR AN AUTHORIZED COMMITTEE THEREOF.

DATED___________________________________, 2008
______________________________________________
______________________________________________
SIGNATURE(S)

NOTE: Please sign exactly as your name appears herein. If the stock is registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles.

PLEASE SIGN, DATE, AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.